AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2004.

                                                          REGISTRATION NO.  333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ___________________________________

                             PURE CYCLE CORPORATION
             (Exact name of registrant as specified in its charter)
                       ___________________________________

               DELAWARE                               84-0705083
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)               Identification No.)

                                         4941
                (Primary Standard Industrial Classification Code)
                       ___________________________________

                                8451 DELAWARE ST.
                            THORNTON, COLORADO 80260
                                 (303) 292-3456
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK W. HARDING
                                8451 DELAWARE ST.
                            THORNTON, COLORADO 80260
                            TELEPHONE: (303) 292-3456
  (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 With copies to:

                               WANDA J. ABEL, ESQ.
                            DAVIS GRAHAM & STUBBS LLP
                       1550 SEVENTEENTH STREET, SUITE 500
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 892-9400
                       ___________________________________


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   _______________________________________

                                       CALCULATION OF REGISTRATION FEE

-----------------------------------------  ------------  ----------------  ---------------  -----------------
                                                             Proposed         Proposed
                                              Amount         maximum           maximum
Title of each class of                        to be       offering price      aggregate         Amount of
securities to be registered                 registered    per share (1)    offering price   registration fee
-----------------------------------------  ------------  ----------------  ---------------  -----------------
Common Stock, $.00333 par value per share  3,586,210(2)  $           9.05  $ 32,455,200.50  $        4,112.08
-----------------------------------------  ------------  ----------------  ---------------  -----------------

(1) Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on April 14, 2004, as reported on the OTC Bulletin Board.

(2) Consists of 700,000 shares of common stock being offered by Pure Cycle Corporation, 2,418,443 shares of common stock being offered by certain selling stockholders of Pure Cycle Corporation, and an additional 467,767 shares issuable by Pure Cycle upon the exercise of the underwriter's overallotment option.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither Pure Cycle nor the Selling Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated April 19, 2004


PROSPECTUS

                                3,118,443 SHARES
                             PURE CYCLE CORPORATION
                         COMMON STOCK, $.00333 PAR VALUE


                                ________________

     The 3,118,443 shares of common stock, $.00333 par value, offered hereby are being offered by Pure Cycle Corporation and by certain Pure Cycle stockholders. Of the total number of shares offered, 700,000 shares are being offered by Pure Cycle and 2,418,443 shares are being offered by the selling stockholders. See "Selling Stockholders."

     Pure Cycle's common stock is quoted on the OTC Bulletin Board under the symbol "PCYL." On April 15, 2004, the last reported sales prices of our common stock on the OTC Bulletin Board was $9.30 per share. We have applied for listing of our common stock on the NASDAQ Small Cap Market under the symbol "__________."

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PER SHARE     TOTAL
                                                             ---------     -----
Offering price                                                   *           *
Underwriting discount                                            *           *
Proceeds, before expenses, to Pure Cycle                         *           *
Proceeds, before expenses, to selling stockholders               *           *

     We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 467,767 additional shares from us within 30 days following the date of this prospectus to cover over-allotments. See "Plan of Distribution."


                              FLAGSTONE SECURITIES


                The date of this prospectus is __________, 2004.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .16
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
MARKET PRICE OF AND DIVIDENDS FOR OUR COMMON EQUITY AND
    RELATED STOCKHOLDER MATTERS . . . . . . . . . . . . . . . . . . . . . . . 20
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . 22
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . .44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP AND
    MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . . . . .48
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . 48
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . . 57


                                  ____________

     As used in this prospectus, the terms "Pure Cycle," the "Company," "we," "our," or "us" refer to Pure Cycle Corporation, unless the context otherwise indicates.

     Unless otherwise stated, all information in this prospectus gives effect to the 1-for-10 reverse stock split of our common stock that will be effective April 26, 2004. The financial statements beginning on Page F-1 do not give effect to the reverse stock split.

     Unless otherwise stated in this prospectus, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

     The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The common stock should be ready for delivery on or about _____________ ___, 2004 against payment in immediately available funds.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                                   THE COMPANY

     We own or have rights to use significant water assets which we have begun to utilize to provide water and wastewater services to customers located in the Denver, Colorado metropolitan area near our principal water assets. We will operate water and wastewater systems to deliver and treat the water we provide. Our services will include designing, constructing, operating and maintaining systems to service our customers.

Rangeview Water Assets.
----------------------

     We have exclusive access to approximately 29,000 acre feet per year of water from, and the exclusive right to provide water and wastewater services to, 24,000 acres of primarily undeveloped land in eastern Colorado known as the Lowry Range (the "Lowry Range service area"). The Lowry Range is located in Arapahoe County approximately 15 miles southeast of Denver and 12 miles south of the Denver International Airport. Of the approximately 29,000 acre feet of water to which we have access, 17,500 acre feet are available to us for use on the Lowry Range. We own the remaining 11,650 acre feet and we can "export" it from the Lowry Range to supply water to nearby communities and developers in need of additional water supplies ("Export Water"). We acquired these rights and the Export Water in 1996 when we entered into an 85-year agreement with the State of Colorado Board of Land Commissioners ("State Land Board"), which owns the Lowry Range, and the Rangeview Metropolitan District (the "District"), a quasi-municipal political subdivision formed for the sole purpose of providing water and wastewater services to the Lowry Range. We refer to all of these assets as our Rangeview water supply.

     We are in the early stages of utilizing our Rangeview water assets. Since June 2001, we have been supplying water and wastewater services in the Lowry Range service area to approximately 200 single family equivalent, or SFE, units through service to the Ridge View Youth Services Center, a 500 bed juvenile facility. In October 2003, we entered into a contract to provide water service to Sky Ranch, a proposed mixed-use development of single and multi-family residences and commercial space. Sky Ranch will be located approximately four miles north of the Lowry Range along Interstate-70 in Arapahoe County. When the development is complete, we expect to supply Sky Ranch with water services for 4,000 SFE units. Our agreement does not call for us to provide wastewater services to Sky Ranch. We expect the initial development of Sky Ranch to begin in the fall of 2004. While we are currently actively marketing our water services to other developers and property owners in areas near the Sky Ranch development, the Ridge View Youth Services Center represents our only current operation.

     Operations.  We will have two sources of revenue from providing water and
     ----------
water services. We will receive a one time "tap" fee, generally paid by the developer, and annual service and use charges based on the monthly metered water deliveries to the water user. The water tap fee has two components: a system development fee, which gives the customer access to the water system and is used for construction of the water delivery system, and a water resource fee, which defrays the costs of acquiring the water rights. Under the terms of our agreement with the State Land Board, our tap fees and use charges may not exceed the average of the tap fees and use charges of three nearby communities. This average, which is adjusted annually, has risen by approximately 52% since 2000 and is presently $12,420 per SFE. Generally, we receive 95% of these tap fees after deducting a 12% royalty payable to the State Land Board. In exchange for developing, operating and maintaining the wastewater system, we receive 100% of wastewater tap fees, presently $4,883 per SFE, and 90% of monthly wastewater usage fees. We also receive wastewater service fees. Annual water service fees per SFE are approximately $578 and annual wastewater service fees per SFE are approximately $404.

     We expect to utilize the portion of the tap fees designated by the District as the system development portion to construct the infrastructure necessary to deliver water. We expect ongoing water and wastewater usage fees to cover costs of operating the water and wastewater systems. We will design the water and wastewater delivery systems and contract with third parties for construction of the systems. We plan to utilize a dual distribution system that contains two water pipes, one for potable water that will go directly to a residence and a second for non-potable water that will be used to deliver water for outdoor irrigation use. A third pipe will return the wastewater to our treatment facility where it will be processed to Colorado Department of Public Health and Environment ("CDPHE") standards for irrigation water and then, subject to approval by the CDPHE, returned through the second delivery pipe for outdoor non-potable use.

     Under the terms of financing agreements we entered into in connection with the acquisition of our Rangeview water assets, we are obligated to pay the first $36,240,000 of proceeds (after royalty payments) from the sale of Export Water to parties to these agreements. Generally, we will make these payments from the water resource portion of the tap fees we receive. These financing agreements will not restrict our use of the system development portion of the tap fees to finance construction of the water and wastewater delivery systems.

     Opportunity.  The Denver Regional Council of Governments has estimated that
     -----------
between 2000 and 2025 the population in the Denver metropolitan area will increase from 2.4 million to 3.4 million. An independent consultant to the State Land Board and the District has forecast that approximately 50% of new land development in metropolitan Denver will occur in the area south of Interstate-70 and east of Interstate-25, an area of Arapahoe County that includes the Lowry Range, Sky Ranch and surrounding areas. Because of ongoing water shortages, any developer submitting a land use plan to Arapahoe County is required to provide assurance that water will be available to service the development prior to any consideration of a change in land use.

     The State Land Board is in the initial stages of developing a plan to solicit requests for proposals (RFPs) to engage a development partner to assist the State Land Board in planning for future development of the Lowry Range. If RFPs are sent as planned later this summer, we expect that the first stage of the long-term development of the Lowry Range could start within three years. We estimate that full development of the Lowry Range will take in excess of 30 years.

     We have received confirmation from independent engineering firms that our Rangeview water assets are capable of providing water service to approximately 80,000 SFE units. Our Rangeview water assets have been adjudicated in the Colorado water courts in decrees specifying the amount of water we own or have a right to use and that the water is available for municipal use. We believe, based on these Water Court decrees and the location of our water on or near areas of projected future development, that we have significant opportunities to utilize our water resources.

Paradise Water Supply.
---------------------

     We own conditional water rights in western Colorado that entitle us to build a 70,000 acre foot reservoir to store tributary water on the Colorado River. We will seek to develop and market this water either to the greater Denver metropolitan area or in markets in the downstream states of Nevada,

Arizona and California. Our ability to use this asset may be limited, however, because of constraints imposed by the difficulties and costs involved in transporting the water out of the Colorado River watershed to the Denver metropolitan area and because of legal complications in transferring such water to downstream states under the interstate Colorado River Compact.

General.
-------

     We were incorporated in Delaware in 1976. Our corporate offices are located at 8451 Delaware Street, Thornton, Colorado 80260. Our telephone number is (303) 292-3456.

                                     THE OFFERING

Common stock offered by Pure Cycle  700,000 shares

Common stock offered by selling     2,418,443 shares
  stockholders . . . . . . . . . .

Common stock outstanding before. .  11,288,030 shares
  the offering . . . . . . . . . .

Common stock to be outstanding      11,988,030 shares
  after the offering . . . . . . .

Use of proceeds of common stock     To pay outstanding indebtedness, for water
  sold by Pure Cycle . . . . . . .  system expenditures, and for working capital and other general corporate purposes, including
                                    acquisitions and to buy out third party rights to
                                    receive proceeds from the sale of Export Water,
                                    to the extent such rights are available on
                                    acceptable terms.

OTC Bulletin Board and symbol. . .  PCYL

Proposed NASDAQ SmallCap
  symbol . . . . . . . . . . . . .

     The shares of common stock outstanding before the offering is based on the number of shares of common stock outstanding at February 29, 2004, increased by:

     - 645,500 shares of common stock issued upon conversion on April __, 2004 of 6,455,000 shares of Series D preferred stock,

     - 200,000 shares of common stock issued upon conversion on April __, 2004 of 2,000,000 shares of Series D-1 preferred stock, and

     - 326,667 shares of common stock purchasable on exercise of outstanding stock options at an exercise price of $1.80 per share and 1,970,775 shares of common stock purchasable on exercise of outstanding warrants at an exercise price of $1.80 per share, which shares are being sold in this offering (the "Selling Stockholder Option and Warrant Shares").

     and excludes:

     - 2,273,333 shares of common stock issuable on the exercise of outstanding options at an exercise price of $1.80 per share,

     - an additional 1,600,000 shares of common stock reserved for future issuance under our stock option plan,

     - 469,525 shares of common stock issuable on the exercise of outstanding warrants at an exercise price of $1.80 per share, and

     - 587,778 shares of common stock issuable upon the conversion of outstanding Series A-1 convertible preferred stock at a conversion ratio of 5.556 shares of common stock for each share of Series A-1 preferred stock.

     The common stock offered by selling stockholders in this offering consists of the Selling Stockholder Option and Warrant Shares and 121,000 shares being offered by two of our officers (collectively, the "Selling Stockholder Shares").

     At February 29, 2004, the Selling Stockholder Option and Warrant Shares were not outstanding, but these options and warrants will be exercised immediately prior to the sale of the shares in this offering. If all of these options and warrants are exercised, we will receive $4,135,395 of gross proceeds. The $588,000 exercise price for the options will be paid in cash and the exercise price for the warrants will be paid $6,569 in cash and $3,540,826 in the form of 4% promissory notes payable to Pure Cycle, secured by the stock issued upon exercise. We anticipate that the notes will be paid with the proceeds of the sale of the stock in this offering. If the warrant holders' shares are not sold, we expect that we will foreclose on the promissory notes and cancel the shares.

     The information in this prospectus, other than the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, assumes that these options and warrants have been exercised, the Series D and Series D-1 preferred stock have been converted, the common stock issued or issuable on exercise and conversion are outstanding, and the promissory notes payable to Pure Cycle in partial consideration of the exercise price for the warrants have been repaid.

                             SUMMARY FINANCIAL DATA

     The following table shows selected summary financial data for Pure Cycle as of the dates and for the periods indicated. You should read this data in conjunction with the financial statements and notes included in this prospectus beginning on page F-1.

                                                 SIX MONTHS ENDED              YEAR ENDED
                                             -------------------------  --------------------------
                                               FEB. 29,     FEB. 28,     AUGUST 31,    AUGUST 31,
                                                 2004         2003          2003          2002
                                             ------------  -----------  ------------  ------------
                                                    (UNAUDITED)
STATEMENT OF OPERATIONS
Revenues. . . . . . . . . . . . . . . . . .  $    85,731   $  103,812   $   225,432   $   204,858
Expenses:
  Operating . . . . . . . . . . . . . . . .       11,338       10,732        37,496        27,792
  General and administrative. . . . . . . .      219,302      124,556       318,182       221,872
Operating loss. . . . . . . . . . . . . . .     (147,691)     (34,784)     (135,841)      (49,764)
Other expense, net. . . . . . . . . . . . .       91,259       92,572       185,212       195,383

Net loss. . . . . . . . . . . . . . . . . .     (238,950)    (127,356)     (321,043)     (245,147)

Basic and diluted net loss per common share  $      --(1)  $     --(1)  $      --(1)  $      --(1)
Weighted average number of shares of common
  stock outstanding - basic and diluted . .    8,056,418    7,843,976     7,843,976     7,843,976
                                             ============  ===========  ============  ============


                                                                 FEBRUARY 29, 2004
                                                            ----------------------------
                                                               ACTUAL     AS ADJUSTED(2)
                                                            ------------  --------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents. . . . . . . . . . . . . . . . .  $    338,559
Investment in water and systems. . . . . . . . . . . . . .    19,410,635
Total assets . . . . . . . . . . . . . . . . . . . . . . .    20,254,298
Working capital. . . . . . . . . . . . . . . . . . . . . .       327,790
Long-term debt-related parties, including accrued interest     4,976,511
Participating interests in Rangeview water supply. . . . .    11,090,630
Stockholders' equity . . . . . . . . . . . . . . . . . . .     4,142,507

     (1)  Less than $.01 per share

     (2) The "as adjusted" column reflects (a) the exercise of options to purchase 326,667 shares of common stock at an exercise price of $1.80 per share and the exercise of warrants to purchase 1,970,775 shares of common stock at an exercise price of $1.80 per share, and (b) the sale by Pure Cycle of 700,000 shares of common stock in this offering at an assumed offering price of $____________ per share, after deducting the estimated underwriting discount and offering expenses, and the application of the net proceeds from the sale of these shares as described under "Use of Proceeds."

                                  RISK FACTORS

     INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING IN OUR COMMON STOCK.

WE ARE DEPENDENT FOR FUTURE REVENUES ON DEVELOPMENT OF THE LOWRY RANGE AND OF THE OTHER AREAS NEAR OUR RANGEVIEW WATER ASSETS THAT ARE POTENTIAL MARKETS FOR OUR EXPORT WATER.

     We expect that our principal source of future revenue will be from two contracts that entitle us to provide water and wastewater service in the Lowry Range service area. The timing and amount of these revenues will depend significantly on the development of this area. The land in the Lowry Range is owned by the State Land Board, which is in the early stages of considering various development alternatives, but no timetable exists for development. We are not able to determine the timing of water sales or the timing of development. There can be no assurance that development will occur, or that water sales will occur on acceptable terms or in the amounts or time required for us to support our costs of operation. Because of the prior use of the Lowry Range as a military reservation, environmental clean-up may be required prior to development, including to remove unexploded ordnance. There is often significant delay in adoption of development plans, as the political process involves many constituencies with differing interests. In the event water sales are not forthcoming or development of the Lowry Range is delayed, we may incur additional short or long-term debt obligations or seek to sell additional equity to generate operating capital. These sales of equity may be at prices that are dilutive to existing investors.

     Our operations are significantly affected by the general economic conditions for real estate development and the pace and location of real estate development activities in the greater Denver metropolitan area, most particularly areas such as Sky Ranch which are near to our Rangeview water assets and thus are potential markets for our Export Water. Increases in the number of our water and wastewater connections, our connection fees and our billings and collections will depend on real estate development in this area. We have no ability to control the pace and location of real estate development activities which affect our business.

WE ARE A START-UP BUSINESS AND DO NOT HAVE SIGNIFICANT EXPERIENCE IN THE LARGE-SCALE SALE OF WATER AND OPERATION OF WATER AND WASTEWATER SYSTEMS.

     Although we have been in operation since 1976, our expected future operations are significantly different from the businesses in which we have been engaged over most of our past. While we have constructed and are operating one water and wastewater treatment facility on the Lowry Range, that facility serves only one customer and provides revenues of only about $15,000 per month, representing 81% of our total revenues. We do not yet have significant experience in the large-scale sale of water and operation of water and wastewater systems and our revenue growth will depend on our ability to enter into new operating contracts with municipal water districts and developers. Because we have not built a large number of water and wastewater systems, we cannot assure you that the portion of the tap fee revenue that we will utilize for construction of our water delivery system will cover the costs of construction, particularly since a disproportionately greater cost must be paid in the initial stage of construction, and the tap fees are assessed equally at all stages of a development. A significant portion of our marketing and sales effort is spent demonstrating to municipal water districts and developers the benefits of our water assets and our operating capabilities, but our inability to point to a history of successful operations may be a competitive disadvantage in obtaining new contracts. Our business is subject to the risks often associated with start-up businesses, and you will be unable to evaluate our operations based on our past operating results.

OUR NET LOSSES MAY CONTINUE AND WE MAY NOT HAVE SUFFICIENT LIQUIDITY TO PURSUE OUR BUSINESS OBJECTIVES.

     We have experienced significant net losses and could continue to incur net losses. For the year ended August 31, 2003 and the six months ended February 29, 2004, we had net losses of $321,000 and $238,950, respectively, on revenues of $225,000 and $85,731 in the respective periods. Our cash flow from operations has been insufficient to fund our operations in the past, and we have been required to raise debt and equity capital from related parties to remain in operation. Since 1998, we have raised $1,310,000 through the issuance of 776,133 shares of common stock to support our operations. Our ability to fund our operational needs and meet our business objectives will depend on our ability to generate cash from future operations. If our future cash flow from operations and other capital resources are insufficient to fund our operations and the significant capital expenditure requirements to build our water delivery systems, we may be forced to reduce or delay our business activities, grant additional priority rights to revenues from the sale of Export Water, or seek to obtain additional debt or equity capital, which may not be available on acceptable terms, or at all.

OBLIGATIONS UNDER THE COMMERCIALIZATION AGREEMENT AND OTHER AGREEMENTS WILL DELAY OUR ABILITY TO BENEFIT FROM INCREASED REVENUES.

     We have entered into financing agreements with investors and in settlement of controversies over our Rangeview water assets that obligate us to pay to others the first $36,240,000 of certain revenues we receive from our sale of Export Water. Under the provisions of one of these financing agreements, called the Commercialization Agreement, we are required to pay to investors in the Rangeview project signatory to such agreement the first $31,807,000 from the water resource component of the tap fees we receive from the sale or other disposition of Export Water. We are obligated to pay the next $4,000,000 of such revenues to another investor, and the next $433,000 in such revenues to the holders of our Series B Preferred Stock. These obligations, along with other indebtedness, pose risks to the holders of our common stock, including the risks that:

     - A substantial portion of our cash flow from the sale of Export Water for a significant period of time will be dedicated to the payment of obligations to investors;

     - These obligations may impair our ability to obtain external financing in the future, including for capital expenditures required for growth;

     - The obligation to pay out these amounts may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and

     - Payment of these amounts will limit the amount of cash we will have available to invest in acquisitions and other growth opportunities.

THE RATES WE ARE ALLOWED TO CHARGE CUSTOMERS ARE LIMITED BY THE DISTRICT'S CONTRACT WITH THE STATE LAND BOARD AND OUR CONTRACT WITH THE DISTRICT AND MAY BE INSUFFICIENT TO COVER OUR COSTS OF CONSTRUCTION AND OPERATION.

     The price we can charge for our water and wastewater services are subject to pricing regulations set in the District's contract with the State Land Board and our contract with the District. Both the tap fees and our usage rates and charges are based on the average of the rates of three surrounding quasi-governmental water providers. We survey annually the tap fees and rates and charges from the water providers that comprise our rate base group and set our tap fees and rates and charges based on the average of those charged by this group. Our costs associated with the construction of water delivery systems and the production, treatment and delivery of our water are subject to market conditions and other factors, which may increase at a significantly greater rate than the prices charged by our rate base water providers. Factors beyond our control and which cannot be predicted, such as drought, water contamination and severe weather conditions, like tornadoes and floods, may result in additional labor and material costs that may not necessarily be recoverable under our operations and maintenance contracts, creating additional differences from the costs of our rate base water providers. Increased customer demand can also increase the overall cost of our operations. If the costs for construction and operation of our water services, including the cost of extracting our groundwater, exceed our revenues, we may petition the State Land Board for rate increases. We cannot assure that the State Land Board would grant us approval to increase rates beyond the average of the rate base water providers. Our profitability could be negatively impacted if we experience an imbalance of costs and revenues and are not successful in receiving approval for rate increases.

OUR CAPITAL RESOURCES MAY RESTRICT OUR ABILITY TO OPERATE AND EXPAND OUR
BUSINESS.

     As of February 29, 2004, we had cash and cash equivalents of $338,599. We have not been able to secure lines of credit to enable us to expand our operations. We may be unable to establish credit facilities or execute financing alternatives on terms that we find acceptable.

     In order to obtain contracts, we must be able to demonstrate the ability to fund the significant investments required to build water delivery and treatment facilities. We may obtain funds for these obligations from the proceeds of this offering or the sale of stock and other equity related securities, our cash flow from operations, contributions by developers and the use of both short and long-term debt. If we are unable to establish lines of credit, or if we are unable to secure additional financing sources, our capital spending would be reduced or delayed, which would limit our growth.

WE ONLY HAVE THREE EMPLOYEES AND MAY NOT BE ABLE TO MANAGE THE INCREASING DEMANDS OF OUR EXPANDING OPERATIONS.

     We expect that our activities relating to the Sky Ranch agreement will significantly expand our business, and we are actively pursuing additional development opportunities in areas near Sky Ranch, as well as acquisition opportunities to continue to grow our operations. We currently have only three employees to administer our existing assets, interface with applicable governmental bodies, market our services, and plan for the construction and development of our future assets. We may not be able to maximize the value of our water assets because of our limited manpower. We depend significantly on the services of Mark Harding, our President, and Thomas P. Clark, our Chief Executive Officer. Loss of either of these employees would cause a significant interruption of our operations. The success of our future business development and ability to capitalize on growth opportunities depends on our ability to attract and retain additional experienced and qualified persons to operate and manage our business. State regulations set the training, experience and qualification standards required for our employees to operate specific water and wastewater facilities. Failure to find state-certified and qualified employees to support the operation of our facilities could put us at risk, among other things, for operational errors at the facilities, for improper billing and collection processes, and for loss of contracts and revenues. We cannot assure you that we can successfully manage our assets and our growth.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATION AND PERMITTING REQUIREMENTS. WE MAY BE ADVERSELY AFFECTED BY ANY FUTURE DECISION BY THE COLORADO PUBLIC UTILITIES COMMISSION TO REGULATE US AS A PUBLIC UTILITY AND TO IMPOSE REGULATION.

     The Colorado Public Utilities Commission (CPUC) regulates investor-owned water companies that hold themselves out to the public as serving, or ready to serve, all of the public in a service area. The CPUC regulates many aspects of public utilities' operations, including the siting and construction of facilities, establishing water rates and fees, initiating inspections, enforcement and compliance activities and assisting consumers with complaints.

Although we act as a service provider under contracts with quasi-municipal metropolitan districts that are exempt by statute from regulation by the CPUC, the CPUC could decide to regulate us as a public utility. If this were to occur, we might incur significant expense challenging the CPUC's assertion of authority, and we may be unsuccessful. In the future, existing regulations may be revised or reinterpreted, and new laws and regulations may be adopted or become applicable to us or our facilities. If we become regulated as a public utility, our ability to generate profits could be limited and we might incur significant costs associated with regulatory compliance.

WATER IS A DEPLETING RESOURCE AND WE MAY NOT BE ABLE TO PROVIDE AN ADEQUATE SUPPLY OF WATER TO OUR CUSTOMERS.

     We obtain our water from various sources. The preferred source is pumping tributary groundwater from the alluvial aquifer beneath or connected with the surface streams located under the Lowry Range. Although a relatively small portion of our water supply comes from these renewable surface water supplies, the volume of water available through surface water rights are subject to a priority system which, particularly in times of drought, may diminish the supply of available water. A significant portion of our water supply comes from nontributary groundwater that can only be withdrawn at an average rate of 1% per year so that the resource, which is thought to be non-renewable, will last for 100 years. We will seek to recycle and reuse our existing water assets and to replenish and increase our water rights through acquisition of additional tributary and nontributary water rights, but we cannot assure you that we will continue to have sufficient supplies of water in the future to meet our customers' needs and to support continued growth.

THERE ARE MANY OBSTACLES TO OUR ABILITY TO REALIZE ON OUR PARADISE WATER ASSETS.

     We currently earn no revenues from our Paradise water assets, which as of February 29, 2004 are recorded at $5,498,124. Our ability to convert our Paradise water supply into an income generating asset is limited. While there is demand for water in the downstream states of California, Nevada and Arizona, Colorado law prohibits the export of water out of state without obtaining a Water Court decree. To issue a decree the Water Court must find that the export is not in violation of the provisions of interstate compacts and does not prevent Colorado from complying with its interstate compact obligations. In addition, there are significant difficulties and costs involved in transporting the water out of the Colorado River watershed to the Denver metropolitan area. As part of our Water Court decree for the Paradise water, we are permitted to construct a storage facility on the Colorado River. However, due to the strict regulatory requirements for constructing an on-channel reservoir, completing the conditional storage right at its decreed location would also be difficult. As a result, we cannot assure you that we will ever be able to make use of this asset or sell the water profitably.

CONFLICTS OF INTEREST MAY ARISE RELATING TO THE OPERATION OF THE RANGEVIEW METROPOLITAN DISTRICT.

     Our officers and employees constitute a majority of the directors of the Rangeview Metropolitan District and Pure Cycle, along with our officers and employees and one unrelated individual, own as tenants in common the 40 acres that form the District. We have made loans to the District to fund its operations. At February 29, 2004, total principal and interest owed to us by the District was approximately $400,000. The District is a party to our agreements with the State Land Board and receives fees of 5% of the revenues from the sale of water on the Lowry Range, and will hold title to the water distribution system at the Sky Ranch development. Proceeds from the fee collections will initially be used to repay the District's obligations to us, but after these loans are repaid, the District is not required to use the funds to benefit Pure Cycle. We have received benefits from our activities undertaken in conjunction with the District, but conflicts may arise between our interests and those of the District, and with our officers who are acting in dual capacities in negotiating contracts to which both we and the District are parties. We expect that the District will expand when more properties are developed and become part of the District, and our officers acting as directors of the District will have fiduciary obligations to those other constituents. There can be no assurance that all conflicts will be resolved in the best interests of Pure Cycle and its stockholders. In addition, other landowners coming into the District will be eligible to vote and to serve as directors of the District. There can be no assurances that our officers and employees will remain as directors of the District or that the actions of a subsequently elected board would not have an adverse impact on our operations.

WEATHER CONDITIONS CAN IMPACT OUR FINANCIAL RESULTS AND OPERATIONS.

     Rainfall and weather conditions may affect our operations, with most water consumption occurring during the summer months when weather tends to be hot and dry. Drought or unusually wet conditions may also adversely impact our results of operations. During a drought, we may experience lower revenues, due to consumer conservation efforts and regulatory mandates. Since a fairly high percentage of our water is used outside our customers' homes, unusually wet conditions could result in decreased customer demand and lower revenues. In addition, heavy rainfall may limit our ability to perform certain work such as pipeline maintenance, manhole rehabilitation and other outdoor services.

WE ARE REQUIRED TO MAINTAIN STRINGENT WATER QUALITY STANDARDS AND ARE SUBJECT TO REGULATORY AND ENVIRONMENTAL RISKS.

     We must provide water that meets all federal and state regulatory water quality standards and operate our water and wastewater facilities in accordance with the standards. We face contamination and pollution issues regarding our water supplies. Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality issues contribute to an environment of increased focus on water quality. In contrast with other providers in Colorado, we are combining the water delivery and wastewater treatment processes, which may introduce technical treatment issues that make compliance with water quality standards more difficult. We plan to return effluent wastewater for irrigation and other nonpotable uses, although the CDPHE is currently evaluating the use of effluent wastewater for residential irrigation. We cannot assure you that we will be able in the future to reduce the amounts of contaminants in our water to acceptable levels. In addition, the standards that we must meet are constantly changing and becoming more stringent. For example, in February 2002, the U.S. Environmental Protection Agency lowered the arsenic standard in drinking water from 50 parts per billion to 10 parts per billion. Future changes in regulations governing the supply of drinking water and treatment of wastewater may have a material adverse impact on our financial results.

     We handle certain hazardous materials at our water treatment facilities, primarily sodium hypochlorite. Any failure of our operation of the facilities in the future, including sewage spills, noncompliance with water quality standards, hazardous materials leaks and spills, and similar events could expose us to environmental liabilities, claims and litigation costs. We cannot assure you that we will successfully manage these issues, and failure to do so could have a material adverse effect on our future results of operations by increasing our costs for damages and cleanup.

WE HAVE ENGAGED IN TRANSACTIONS WITH RELATED PARTIES.

     We have engaged in transactions, particularly the issuance of debt and equity securities, with related parties, most significantly our chief executive officer, Mr. Thomas P. Clark. Mr. Clark beneficially owns approximately 31% of our common stock. In addition, we have outstanding borrowings at February 29, 2004 totaling $546,163 from Mr. Clark and $402,104 from other stockholders who hold 10% or more of our common stock, and have issued warrants to certain investors in connection with these loans. Those related party lenders have been willing to forgo periodic payments of principal and interest on such debt. Many of the Selling Stockholders are related parties that have engaged in transactions with Pure Cycle. There can be no assurance that our equity and debt issuances or other related party transactions have been on arms length terms.

OUR CONTRACTS FOR THE CONSTRUCTION OF WATER AND WASTEWATER PROJECTS MAY EXPOSE US TO CERTAIN COMPLETION AND PERFORMANCE RISKS.

     We will rely on independent contractors to construct our water and wastewater facilities. These construction activities may involve risks, including shortages of materials and labor, work stoppages, labor relations disputes, weather interference, engineering, environmental, permitting or geological problems and unanticipated cost increases. These issues could give rise to delays, cost overruns or performance deficiencies, or otherwise adversely affect the construction or operation of the water delivery system.

     In addition, we may experience quality problems in the construction of our systems and facilities, including equipment failures. We cannot assure you that we will not face claims from customers or others regarding product quality and installation of equipment placed in service by contractors.

     Certain of our contracts may be fixed-price contracts, in which we may bear all, or a significant portion of, the risk for cost overruns. Under these fixed-price contracts, contract prices are established in part based on fixed, firm subcontractor quotes on contracts and on cost and scheduling estimates. These estimates may be based on a number of assumptions, including assumptions about prices and availability of labor, equipment and materials, and other issues. If these subcontractor quotations or cost estimates prove inaccurate, or if circumstances change, cost overruns may occur, and our financial results would be negatively impacted. In many cases, the incurrence of these additional costs are not within our control.

     We may have contracts in which we guarantee project completion by a scheduled date. At times, we may guarantee that the project, when completed, will achieve certain performance standards. If we fail to complete the project as scheduled, or if we fail to meet guaranteed performance standards, we may be held responsible for cost impacts and/or penalties to the customer resulting from any delay or for the costs to alter the project to achieve the performance standards. To the extent that these events occur, and are not due to circumstances for which the customer accepts responsibility, and cannot be mitigated by performance bonds or the provisions of our agreements with contractors, the total costs of the project would exceed our original estimates and our financial results would be negatively impacted.

     Our customers may require us to secure performance and completion bonds for certain contracts and projects. The market environment for surety companies has become more risk averse. We secure performance and completion bonds for our contracts from these surety companies. To the extent we are unable to obtain bonds, we may not be awarded new contracts. We cannot assure you that we can secure performance and completion bonds where required.

     We may operate engineering and construction activities for water and wastewater facilities where design, construction or system failures could result in injury to third parties or damage to property. Any losses that exceed claims against our contractors, the performance bonds and our insurance limits at facilities so managed could result in claims against us. In addition, if there is a customer dispute regarding performance of our services, the customer may decide to delay or withhold payment to us.

OUR CONTRACT TO PROVIDE WATER SERVICES TO THE LOWRY RANGE TERMINATES IN 2081.

     Our contract with the Rangeview Metropolitan District grants us the exclusive right to use water underlying the Lowry Range and to provide water to customers on the Lowry Range until 2081, at which time ownership and control of the water delivery system (other than the wastewater system) reverts to the State Land Board and our ability to use such water to serve customers on the

Lowry Range will cease. While we may negotiate a new agreement to operate the water assets, the selection process will be competitive and there can be no assurance that we would continue as operator. In such event, our receipt of the monthly water usage fees will terminate with respect to all customers located on the Lowry Range. We estimate that our income from Lowry Range customers will represent a significant component of our overall revenues at such date, so the loss of such revenues will be material.

WE WILL HAVE BROAD DISCRETION IN ALLOCATION OF NET PROCEEDS TO US IN THIS OFFERING.

     Approximately $________, or ___%, of the estimated net proceeds to us in this offering has been allocated to working capital and general corporate purposes. Accordingly, our management will have broad discretion as to the application of these proceeds. We may use a portion of the proceeds allocated to working capital for acquisitions and to purchase contract rights under the Commercialization Agreement. We currently have no agreement, arrangement or understanding with respect to any acquisition or purchase under the Commercialization Agreement.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

     A number of factors could cause the market price of our common stock to fluctuate significantly, including:

     - Small number of shares of our common stock available for purchase or sale in the public markets;

     - Large number of shares of our common stock held by insiders and related parties;

     - Our announcement of significant new development agreements, acquisitions, strategic partnerships or capital commitments.

     -    Changes in general conditions or trends in the water industry;

     -    Announcements regarding development of the Lowry Range;

     - Changes in regulatory guidelines that restrict our operations, including the rates we can charge our customers;

     -    Adverse or unfavorable publicity regarding us or our services;

     -    Additional issuances of debt or equity; and

     -    Natural disasters, terrorist attacks or acts of war.

OUR REVERSE STOCK SPLIT MAY CONTRIBUTE TO UNCERTAINTY REGARDING OUR STOCK PRICE.

     On April 26, 2004, we will effect a 1-for-10 reverse split of our common stock with the goal of improving the liquidity of our stock by increasing the stock price and thereby increasing interest of a broader range of investors in our stock. There can be no assurance that the market price per share of our common stock after the reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on the OTC Bulletin Board on April 15, 2004 of $0.93 per share, there can be no assurance that the post-split market price of the common stock would be $9.30 per share. Accordingly, the total market capitalization of the common stock (the aggregate value of all our common stock at the then market price) after the proposed reverse stock split may be lower than the total market capitalization before the reverse stock split. Even if the initial post-split stock price reflects the reverse stock split ratio, if the market price of the common stock declines after the reverse stock split is effected, the percentage decline may be greater than would occur in the absence of a reverse stock split. There can be no assurance that the reverse stock split will result in a per-share price that will attract new investors or that the post-split share price will satisfy the investing guidelines of institutional investors. As a result, the trading liquidity of the common stock may not necessarily improve.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

     At the conclusion of this offering, we will have outstanding options and warrants to purchase 2,742,858 shares of common stock with an exercise price of $1.80 per share, 105,800 shares of Series A preferred stock that are convertible into 587,778 shares of common stock and a stock option plan that permits the issuance of options to purchase an additional 1,600,000 shares of common stock. Sales of substantial amounts of common stock by our stockholders, including shares issued upon the exercise of outstanding options and warrants, or even the potential for such sales, may have a depressive effect on the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. The words "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. We cannot assure you that any of our expectations will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation, the timing of development of the areas where we are selling our water, the market price of water, changes in applicable statutory and regulatory requirements, uncertainties in the estimation of water available under decrees, costs of delivery of water, uncertainties in the estimation of revenues and costs of construction projects, the strength and financial resources of our competitors, our ability to find and retain skilled personnel, climatic conditions, labor relations, availability and cost of material and equipment, delays in anticipated permit and construction dates, environmental risks, the results of financing efforts and the ability to meet capital requirements, and general economic conditions.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $________ million, assuming a stock price of $_____ per share in this offering. If the underwriters fully exercise their over-allotment option, the net proceeds of the shares we sell will be $_______ million. "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of the offering.

     The following table summarizes the use of the net proceeds from this offering:

     Repayment of outstanding debt to related parties     $1,109,061     ___%

     Water system expenditures                            $1,200,000     ___%

     Working capital and general corporate purposes       $________      ___%
                                                          ----------     ----
     Total                                                               100%

     $512,439 of the debt to be repaid bears interest at prime plus 2% (6% at April 7, 2004) and $596,622 bears interest at 10.25%. All debt to be repaid matures in August 2007. Except for the Harrison Augur Money Purchase Plan, the holders of this indebtedness are all selling stockholders: Apex Investment Fund II, L-P., Proactive Partners, L.P., The Environmental Venture Fund, L.P., The Environmental Venture Fund II, L.P., Productivity Fund II, L.P., and Gregory M. Morey. Accordingly, these persons will also receive proceeds from the sale of shares in the offering.

     The net proceeds allocated to water system expenditures will be used to drill wells and build the infrastructure needed to provide water services to Sky Ranch.

     We anticipate that a portion of the proceeds allocated to working capital and general corporate purposes will be used for acquisition of water rights and acquisition of contractual rights to receive payments under the Commercialization Agreement, in each case if and to the extent agreements can be reached. Amounts to be utilized for these purposes will depend on the opportunities that arise, but we do not expect to spend more than $5,000,000 on acquisition of water rights or more than $3,600,000 on purchase of contract rights under the Commercialization Agreement. We are not currently in discussions regarding any specific acquisition of water rights.

     We intend following the completion of this offering to approach certain of the persons who have contractual rights to receive payments under the Commercialization Agreement and offer to buy out a portion of those contractual rights. We have had preliminary discussions regarding such purchases with some of the parties to the Commercialization Agreement, but no firm commitments have been made regarding any such sale. Many of the selling stockholders that are exercising warrants are parties to the Commercialization Agreement.
Accordingly, if we purchase their contract rights, they will receive additional proceeds from this offering. No assurance can be given that any of the parties to the Commercialization Agreement will be willing to sell their contract rights at all or on terms that would be acceptable to us.

     While the amounts indicated above reflect what we currently expect to spend on these matters, opportunities may arise that cause us to change the allocation of proceeds among the categories described. Prior to using the net proceeds, we plan to invest the net proceeds in bank deposits or short-term interest-bearing investment grade securities.

     Most of the selling stockholders are exercising options or warrants immediately prior to the completion of this offering to obtain the shares to be sold in this offering. In connection with this exercise, we will receive $_______, $_____ of which will be paid in the form of promissory notes secured by the shares we issue. The selling stockholders will pay the promissory notes with the proceeds of this offering. We are paying the expenses, other than underwriting discounts and expenses of separate counsel for the selling stockholders, relating to the sale of the selling stockholder shares.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual cash and cash equivalents and capitalization as of February 29, 2004, adjusted to reflect the reverse stock split; and

     - our cash and cash equivalents and capitalization as of February 29, 2004, as adjusted to reflect (i) the increase in our authorized shares of common stock, (ii) the exercise by the Selling Stockholders of certain options and warrants and the issuance of the 2,297,442 underlying shares of common stock, and our receipt of $4,135,395 of proceeds upon such exercise, (iii) the conversion of the Series D preferred stock and Series D-1 preferred stock into 845,500 shares of common stock, and (iv) completion of the offering of 700,000 shares of our common stock at an assumed public offering price of $_____ per share and the use of net proceeds as described under "Use of Proceeds."

                                                     AS OF FEBRUARY 29, 2004
                                                   --------------------------
                                                      ACTUAL      AS ADJUSTED
                                                   -------------  -----------
Cash and cash equivalents . . . . . . . . . . . .  $    338,599
                                                   =============
Current liabilities . . . . . . . . . . . . . . .        44,650
                                                   =============
Long-term debt - related parties, including
  accrued interest. . . . . . . . . . . . . . . .     4,976,511

Participating interests in Rangeview water rights    11,090,630

Preferred stock, par value $.001 per share;
  authorized - 25,000,000 shares:

 Series A-1 - 1,058,000 shares issued and
  outstanding actual and as adjusted. . . . . . .         1,058

 Series B -  432,513 shares issued and
  outstanding actual and as adjusted. . . . . . .           433

 Series D - 6,455,000 shares issued and
  outstanding actual, no shares issued and
  outstanding as adjusted . . . . . . . . . . . .         6,455

 Series D-1 - 2,000,000 shares issued and
  outstanding actual, no shares issued and
  outstanding as adjusted . . . . . . . . . . . .         2,000

Common stock, par value 1/3 of $.01 per share;
  authorized - 135,000,000 shares actual,
  225,000,000 shares as adjusted; 8,145,087
  shares issued and outstanding actual, ____
  shares issued and outstanding as adjusted . . .       271,621

Additional paid in capital. . . . . . . . . . . .    25,267,494

Accumulated deficit . . . . . . . . . . . . . . .   (21,406,554)

Total stockholders' equity. . . . . . . . . . . .     4,142,507

Total noncurrent liabilities and stockholders'
equity. . . . . . . . . . . . . . . . . . . . . .    20,254,298
                                                   =============

               MARKET PRICE OF AND DIVIDENDS FOR OUR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "PCYL." We have applied for listing of our common stock on the NASDAQ Small Cap
Market under the symbol "      ".  The following table shows, for the fiscal
periods indicated, the high and low sales prices for our common stock as reported by the OTC Bulletin Board.

                                         LOW    HIGH
                                        -----  ------
FISCAL 2004
-----------
First Quarter. . . . . . . . . . . . .  $2.00  $ 5.10
Second Quarter . . . . . . . . . . . .   4.00   13.00
Third Quarter (through April 15, 2004)   8.70   10.60

FISCAL 2003
-----------
First Quarter. . . . . . . . . . . . .  $ .90  $ 1.80
Second Quarter . . . . . . . . . . . .   1.00    2.80
Third Quarter. . . . . . . . . . . . .   1.60    2.70
Fourth Quarter . . . . . . . . . . . .   1.70    3.00

FISCAL 2002
-----------
First Quarter. . . . . . . . . . . . .  $ .80  $ 1.50
Second Quarter . . . . . . . . . . . .    .60    1.20
Third Quarter. . . . . . . . . . . . .    .60    2.10
Fourth Quarter . . . . . . . . . . . .    .90    1.90

     On April 15, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $9.30 per share. As of March 18, 2004, there were approximately 3,418 holders of record of our common stock.

     We have never paid any dividends on our common stock and expect for the foreseeable future to retain all of our earnings from operations for use in expanding and developing our business. Any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion and such other factors as our board of directors deems relevant.

                             SELECTED FINANCIAL DATA

     This section presents our selected historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

     The following tables as of August 31, 2003 and 2002 and for each of the years in the two year period ended August 31, 2003, and as of February 29, 2004 and February 28, 2003 and for the six month periods ended February 29, 2004 and February 28, 2003, present selected financial information of the Company which has been derived from our financial statements included elsewhere in this prospectus. The financial statements as of August 31, 2003 and 2002 and for the two years ended August 31, 2003 have been audited by KPMG LLP, our independent auditors. The consolidated balance sheet data at February 29, 2004 and February 28, 2003 and the consolidated statement of operations data for the six months ended February 29, 2004 and February 28, 2003 are derived from unaudited financial statements which have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated position at such dates and the operating results for such periods. Operating results for the six months ended February 29, 2004 are not necessarily indicative of the results that may be expected for the year ending August 31, 2004. This selected financial data should be read in conjunction with the consolidated financial statements of Pure Cycle and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this prospectus.

                                                 SIX MONTHS ENDED              YEAR ENDED
                                             -------------------------  --------------------------
                                               Feb. 29,     FEB. 28,     AUGUST 31,    AUGUST 31,
                                                 2004         2003          2003          2002
                                             ------------  -----------  ------------  ------------
                                                     (UNAUDITED)
STATEMENT OF OPERATIONS
Revenues. . . . . . . . . . . . . . . . . .  $    85,731   $  103,812   $   225,432   $   204,858
Expenses:
  Operating . . . . . . . . . . . . . . . .       11,338       10,732        37,496        27,792
  General and administrative. . . . . . . .      219,302      124,556       318,182       221,872
Operating loss. . . . . . . . . . . . . . .     (147,691)     (34,784)     (135,841)      (49,764)
Other expense, net. . . . . . . . . . . . .       91,259       92,572       185,212       195,383

Net loss. . . . . . . . . . . . . . . . . .     (238,950)    (127,356)     (321,043)     (245,147)

Basic and diluted net loss per common share  $      --(1)  $     --(1)  $      --(1)  $      --(1)
                                             ============  ===========  ============  ============
Weighted average number of shares
  of common stock outstanding -
  basic and diluted . . . . . . . . . . . .    8,056,418    7,843,976     7,843,976     7,843,976

                                           FEBRUARY 29,   AUGUST 31,   AUGUST 31,
                                               2004          2003         2002
                                           -------------  -----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents                  $     338,559  $   525,780  $   287,720
Investment in water and systems, net. . .     19,410,635   19,342,994   19,201,683
Total assets. . . . . . . . . . . . . . .     20,254,298   20,413,404   20,028,279
Working capital . . . . . . . . . . . . .        327,790      541,695      316,760
Long-term debt-related parties, including
  accrued interest. . . . . . . . . . . .      4,976,511    4,889,545    4,713,270
Participating interests in Rangeview
  water supply. . . . . . . . . . . . . .     11,090,630   11,090,630   11,090,630
Stockholders' equity. . . . . . . . . . .      4,142,507    4,381,457    4,202,500


__________
     (1)  Less than $.01 per share

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this discussion together with the financial statements and other financial information included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements. Please see "Forward-Looking Statements" elsewhere in this prospectus.

GENERAL

     We own or have rights to use significant water assets which we have begun to utilize to provide water and wastewater services to customers located in the Denver, Colorado metropolitan area near our principal water assets. We will operate water and wastewater systems to deliver and treat the water we provide. Our services will include designing, constructing, operating and maintaining systems to service our customers.

     We have exclusive access to approximately 29,000 acre feet per year of water from, and the exclusive right to provide water and wastewater services to, 24,000 acres of primarily undeveloped land in eastern Colorado known as the Lowry Range. The Lowry Range is located in Arapahoe County approximately 15 miles southeast of Denver and 12 miles south of the Denver International Airport. Of the approximately 29,000 acre feet of water to which we have access, 17,500 acre feet are available to us for use on the Lowry Range. We own the remaining 11,650 acre feet and can "export" it from the Lowry Range to supply water to nearby communities and developers in need of additional water supplies. We acquired these rights and the Export Water in 1996 when we entered into an agreement with the State Land Board, which owns the Lowry Range, and 85-year agreements with the District.

     The 17,500 acre feet of water designated for use within the Lowry Range service area is capable of providing water service to approximately 47,000 SFE units. We will design, construct, operate and maintain the water and wastewater systems on the Lowry Range service area on behalf of the District and the State Land Board. The District will own all water and wastewater facilities constructed to serve customers in the Lowry Range service area during our contract service period. At the end of our contract service period, ownership of the water facilities will revert to the State Land Board.

     Our annual entitlements to 11,650 acre feet of surface water and groundwater on and beneath the Lowry Range service area can be developed for "export" off the property to service approximately 32,000 SFE equivalent customers throughout the Denver metropolitan region. We will design, construct, operate and maintain facilities for water and/or wastewater service for customers located off the Lowry Range service area and we will own these facilities.

     Water and/or wastewater service, whether to customers located in the Lowry Range service area or off the Lowry Range service area in other parts of the Denver metropolitan area, is subject to individual water and wastewater service agreements. We will negotiate individual service agreements with developers and/or homebuilders to provide water and wastewater service. Our service contracts will outline our obligations to construct certain facilities necessary to develop and treat water and/or wastewater, including the timing of installation of the facilities, capacities of the systems, and where the services will be provided. Developers and/or homebuilders are required to purchase water and/or wastewater taps from us in exchange for our obligation to construct the water and/or wastewater facilities.

     Revenues we earn from providing water and/or wastewater service are divided into two components: one-time tap fees, which are generally paid by the developer, and service charges, which are monthly charges based on metered water delivery or wastewater usage. Water tap fees are further divided into two components: system development fees, which are used to construct facilities necessary to develop and treat water and/or wastewater; and water resource fees, which are used to defray the acquisition costs of the water rights. We are generally required to use the water resource portion of the tap fees received from water exported off the Lowry Range service area to repay investors. Under the Commercialization Agreement that we entered into in conjunction with our agreement to obtain our Rangeview water assets, we are obligated to pay investors that are parties to the Commercialization Agreement the first $31,807,000 from the water resource fees we receive from the sale of the Export Water. In another agreement (the "LCH Agreement"), we agreed to pay the next $4,000,000 of these revenues to another investor. Under the terms of our certificate of designations for the Series B preferred stock, we are obligated to pay the next $433,000 of these revenues to the holders of our Series B preferred stock (collectively, the Commercialization Agreement, the LCH Agreement and the Series B preferred stock are referred to as the "Financing Agreements"). We will retain 100% of the water resource fees we receive in excess of $36,240,000 from tap fees we receive from sale of Export Water.

     In agreements marketing our Export Water, developers that own rights to groundwater underlying their property may choose to dedicate the water to us for service to their properties, in exchange for credit against a portion of their water resource fees. Such dedicated water would not be subject to obligations under any Financing Agreements. Similarly, water resource fees received from the sale of taps to customers located in the Lowry Range service area are not subject to obligations under any Financing Agreements.

     Due to the continuing growth of the Denver metropolitan region and the limited availability of new water supplies, many metropolitan planning agencies are requiring property developers to first demonstrate adequate water availability prior to any consideration for zoning requests for property development. As a result, we believe we are well positioned to market and sell our water and wastewater services to developers and home builders seeking to develop new communities both within the Lowry Range service area as well as in other areas in the Denver metropolitan region.

     We also own conditional water rights in western Colorado enabling us to build a 70,000 acre-foot reservoir to store tributary water on the Colorado River, a right-of-way permit from the U.S. Bureau of Land Management for property at the dam and reservoir site, and four tributary water wells with a theoretical capacity to produce approximately 56,000 acre feet of water annually (collectively known as the Paradise Water Supply). Although we will seek to utilize the Paradise Water Supply to deliver water to customers located in the Denver metropolitan area or to customers in the downstream states of Nevada, Arizona and California, legal issues relating to interstate water transfers and inter-basin water transfers make the short-term realization on these assets unlikely.

     The State Land Board is in the initial stages of developing a plan to solicit requests for proposals this summer to engage a development partner to assist in the planning for future development of the Lowry Range. We are not able to determine the timing of development of property in and around the Lowry Range service area, although residential, commercial and industrial development is under way outside of the Lowry Range service area along its southern, western and northern borders, and we anticipate that initial development of Sky Ranch will begin shortly. Water sales will only occur after development has commenced. We cannot assure you regarding the pace of development or that water sales can be made on terms acceptable to us. In the event development of the property within the Lowry Range service area or of Sky Ranch and surrounding areas is delayed, we may be required to incur additional short or long-term debt obligations or seek to sell equity services to generate operating capital.

CRITICAL  ACCOUNTING  POLICIES

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

     We have identified certain key accounting policies on which our financial condition and results of operations are dependent. These key accounting policies most often involve complex matters or are based on subjective judgments or decisions. In the opinion of management, our most critical accounting policies are those related to revenue recognition, impairment of water assets and other long-lived assets, depletion and depreciation, accounting for participating interests, royalty and other obligations, and income taxes. Management periodically reviews its estimates, including those related to the recoverability and useful lives of assets. Changes in facts and circumstances may result in revised estimates.

Revenue Recognition

     For customers located on the Lowry Range service area, the District will sell the taps and contract with us to construct the water delivery infrastructure. We will recognize revenues relating to tap fees on the Lowry Range service area as construction project income using the percentage-of-completion method, measured by the contract costs incurred to date as a percentage of the estimated total contract costs. Since we do not own the facilities constructed for customers located in the Lowry Range service area, we believe the treatment of these revenues as construction project income is the most correct accounting methodology. Contract costs include all direct material, labor and equipment costs and those indirect costs related to contract performance, such as indirect labor and supplies costs. If the construction project revenue is not fixed, we estimate revenues that are most likely to occur. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Billings in excess of costs and estimated earnings represent payments received on construction projects for which the work has not been completed. These amounts, if any, are recognized as construction progresses in accordance with the percentage-of-completion method.

     We will recognize revenues from the sale of taps relating to properties located off the Lowry Range service area, and related costs of providing water access, as water service is made available to the property under the tap fee agreement.

     We recognize water and wastewater service revenues as services are performed, which are based upon metered water deliveries to customers or a flat fee per SFE. We recognize costs of delivering water and processing wastewater as incurred.

Impairment of Water Assets and Other Long-Lived Assets

     We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by a comparison of the carrying amount of an asset to future undiscounted net cash flows we expect to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. We report assets to be disposed of at the lower of the carrying amount or fair value less costs to sell. We believe there were no impairments in the carrying amounts of our investments in water and water systems at February 29, 2004.

Depletion and Depreciation

     We deplete our water assets on the basis of units produced divided by the total volume of water adjudicated in the water decrees. Water and wastewater facilities we own are depreciated on a straight line basis over their estimated useful lives.

Accounting for Participating Interests

     The balance sheet liability captioned "participating interests in Rangeview water supply" represents an obligation which arose under the Commercialization Agreement. We recorded a liability of $11.1 million, which represents the cash we received and applied to the purchase of the Rangeview water assets. The remainder of the participating interest of $20.7 million represents a contingent return to the financing investors, Series A-1 preferred stockholders, and the sellers of the Rangeview water assets that are parties to the Commercialization Agreement. These amounts, totaling $31.8 million, will only be payable from the water resource portion of the tap fees we receive from the sale of Export Water. As we recognize revenues from the sale of Export Water to make payments to investors, we will allocate a ratable percentage of the repayment to the principal portion of the participating interest represented by the $11.1 million (i.e., 35%), and the balance to the expense portion, $20.7 million (i.e., 65%), as amounts are payable. The portion allocated to the principal portion will be recorded as a reduction in participating interest in Rangeview water supply.

Royalty and other obligations

     Pursuant to our service agreements, royalties we incur relating to gross revenues received will be expensed in the same period that the revenue is recognized.

Income taxes

     We use the asset and liability method of accounting for income taxes.
Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets until realization is more likely than not.

RESULTS  OF  OPERATIONS

Year Ended August 31, 2003 Compared with Year Ended August 31, 2002

     During fiscal 2003, we delivered approximately 47.3 million gallons of water generating water usage revenues of $156,217 from the sale of water to customers within the Lowry Range service area, compared to the delivery of 54.5 million gallons of water generating revenues of $156,026 for fiscal 2002. Our water service charges are based on a tiered pricing structure that provides for higher prices as customers use greater amounts of water. The following table outlines our tiered pricing structure:

Consumption                  Price
(1,000 gallons/month)  ($/1,000 gallons)
---------------------  -----------------
0 to 10                $            2.40
>10 to 20              $            3.10
>20                    $            5.40

     This pricing structure is sensitive to the date and volume of water use. Actual water deliveries in fiscal 2003 decreased approximately 13% while revenues remained the same, due primarily to seasonal water deliveries with higher water rates during peak times.

     Prior to May 2002, we contracted for the operation of our water and wastewater systems through an agreement with a third party contract operations firm. Beginning in May 2002, we began operating our water and wastewater system using our in-house licensed water and wastewater operator. We incurred approximately $20,580 in water service operating costs in fiscal 2003 compared to $13,896 for fiscal 2002. Water service operating costs increased approximately $7,000 in 2003 compared to fiscal 2002 due primarily to this change from contracting out those services in 2002 to providing these services in-house in 2003.

     During fiscal 2003, we had wastewater usage revenues of $56,780 and incurred $10,692 in wastewater service operating costs. This compares to wastewater usage revenues of $48,832 and wastewater operating costs of $13,896, in fiscal 2002. In 2003, we changed from a variable pricing structure to a fixed pricing structure, resulting in higher revenues.

     General and administrative expenses for fiscal 2003 were $318,182, or approximately $96,310 higher than for fiscal 2002, due primarily to the hiring of an additional employee beginning in January 2003. Interest income decreased to $16,263 in fiscal 2003, compared to $22,181 for fiscal 2002, due primarily to a decrease in interest rates and a decrease in the average balance in our operating cash accounts. Interest expense decreased $18,376 in fiscal 2003 to $176,275, as compared to $194,651 in fiscal 2002 due primarily to a decrease in the prime lending rate. Net loss for fiscal 2003 of $321,043 was $75,896 greater than the net loss of $245,147 for fiscal year 2002, primarily due to the addition of one employee.

Six Months Ended February 29, 2004 Compared With Six Months Ended February 28, 2003

     During the six months ended February 29, 2004, we delivered approximately
22.0 million gallons of water generating water service revenues of $55,314, compared to delivery of approximately 19.3 million gallons of water generating $77,225 for the six months ended February 28, 2003. The higher revenues in the six month period ended February 28, 2003 were the result of an approximately $20,000 reversal of a water service revenue recorded in 2003. We incurred water service operating expenses of $5,190 during the six month period ended February 29, 2004, compared to $5,719 during the six months ended February 28, 2003. During the six months ended February 29, 2004, we generated revenues from wastewater fees of $27,002 from customers in the Lowry Range service area, as compared to revenues from wastewater fees of $26,587 during the six months ended February 28, 2003. We incurred wastewater operating costs of $3,819 during the six month period ending February 29, 2004 as compared to $5,013 for the six-month period ending February 28, 2003.

     General and administrative expenses for the six months ended February 29, 2004 were $94,748 higher than for the six months ended February 28, 2003, primarily due to an increase in salary and overhead expenses from the addition of one employee beginning in January 2003 and legal costs incurred in connection with our annual meeting held on April 12, 2004. Net loss for the six months ended February 29, 2004 was $238,950 compared to a net loss of $127,356 for the six months ended February 28, 2003. The $111,595 increase in net loss is due to additional overhead costs from an additional employee, as well as additional legal fees incurred in connection with our annual meeting.

Liquidity and Capital Resources

     At February 29, 2004, our working capital, defined as current assets less current liabilities, was $327,790. We believe that at February 29, 2004, we had sufficient working capital to fund our operations for the next year. However, there can be no assurance that we will be successful in marketing the water from our two primary water projects in the near term. In the event revenues from providing water service are not achieved, we may incur additional short or long-term debt or seek to sell additional equity securities to generate working capital.

     Development of any of the water that we have, or are seeking to acquire, will require substantial capital investments. We anticipate that additional capital for the development of the water will be financed by the entity purchasing such water, through the sale of water taps to developers and water delivery charges to users. A water tap charge refers to a charge we impose to permit access to a water delivery system (e.g., a single-family home's tap into our water system), and a water service charge refers to a water customer's monthly water bill, generally charged per 1,000 gallons of water consumed by the customer. Annually, the developer must purchase not less than a minimum number of taps, the proceeds from which are used to expand the capacity of our water system to deliver water to additional customers in the development. We anticipate that the system development portion of tap fees will be sufficient to generate funds with which we can design and construct the necessary water facilities. However, once we receive tap fees from a developer, we are contractually obligated to construct the water delivery system for the taps paid for, even if our costs are not covered by the fees we receive. We can not assure you that our revenues will be sufficient to cover our capital costs.

     In October 2003, we entered into a water service agreement with a developer to provide water to approximately 4,000 SFE units that are being built on approximately 800 acres known as "Sky Ranch" located 4 miles north of the Lowry Range along Interstate 70. We expect that the construction of the project will begin in October 2004, with the first homes available in February 2005. Based on housing market demands of similar projects in the area and projections provided by the developer, we expect that the project will be fully built out within 10 years. Under the agreement, the developer must purchase at least 400 water taps before occupancy of the first home. The agreement permits the developer to add additional taps annually, with at least 250 taps to be purchased each year. This schedule is designed to provide us with adequate funds with which to construct the facilities needed to provide water service to the areas being built.

     The water service agreement for Sky Ranch incorporates 4,000 SFE connections, which at current rates and charges would generate approximately $50 million in total water tap fee revenues and approximately $2.3 million annually in water service revenues. These represent gross fees and, to the extent that water service is provided using Export Water, we are be required to pay a royalty to the State Land Board equal to 12% of the net revenue after deducting our costs. We expect to dedicate approximately 1,200 acre feet, or approximately 10%, of our Export Water supply (which is about 4.2% of our overall Rangeview water supply) for this project. We estimate we will spend approximately $25 million for infrastructure related to the development and delivery of water to the 4,000 single family equivalent units.

     For the initial development at Sky Ranch, we anticipate receiving tap fees of approximately $1.9 million, representing approximately 156 taps, in the current fiscal year ending August 31, 2004, and approximately $3.0 million, representing an additional 244 taps, prior to January 2005. We estimate that it will cost approximately $2.5 million to construct the infrastructure to service the initial 400 taps. We will expand the infrastructure to meet demand as houses are built at Sky Ranch. We will initially develop the water beneath the Sky Ranch property, which is being dedicated to us by the developer in exchange for credit of a portion of the water resource tap fee. The dedicated water is sufficient to provide water service to approximately 1,400 customers. No payments will be required to be made under the Financing Agreements or for royalty payments to the State Land Board with respect to tap fee revenues from the first 1,400 taps at Sky Ranch. Because the project has not yet commenced, we cannot assure you that these revenue and expense estimates will be the actual revenues and expenses that we will experience.

     At February 29, 2004, we had outstanding debt to seven related parties totaling $1,109,061, $512,439 of which bears interest at prime plus 2% (6% at April 7, 2004) and $596,622 of which bears interest at 10.25%. All notes mature in August 2007. Interest is not payable on a current basis, but accrues and is added to principal monthly.

     In addition, we are obligated under notes totaling $848,023 at February 29, 2004 which bear interest at rates at 7.18% and 8.04% and notes totaling $2,473,263 at February 29, 2004 which bear interest at prime plus 3% (7% at February 29, 2004). These notes mature in August 2007. The holders of these notes are parties to the Commercialization Agreement and have agreed that if the amount of principal and accrued interest on these notes is paid under the Commercialization Agreement prior to the maturity date of the notes, the notes will be canceled.

Operating Activities

     Operating activities include revenues we receive from the sale of water and wastewater service to our customers, costs incurred in the delivery of those services, general and administrative expenses, and depreciation and depletion expenses.

     During fiscal 2003, cash used in operating activities was approximately $115,000, compared to cash used of approximately $39,000 in fiscal 2002. Operating costs increased in 2003 due principally to additional overhead costs from the addition of one person to our staff. Accrued interest on notes receivable of $14,000 was offset by accrued interest on notes payable of $176,000, for a change in accrued interest of approximately $162,000.

     During the six months ended February 29, 2004, cash used in operating activities was approximately $117,000, compared to approximately $9,000 during the six months ended February 28, 2003. Operating costs increased due to additional costs of operating the domestic water and wastewater systems. We anticipate that a similar level of cash will be used in our operations during the remainder of fiscal 2004. We continue to provide domestic water and wastewater service to customers in the Lowry Range service area and operate and to maintain our water and wastewater systems with our own employees.

Investing Activities

     We continue to invest in the acquisition, maintenance and development of both the Rangeview and Paradise water assets. These investments include legal and engineering fees associated with adjudicating additional water through the Water Court system, as well as right-of-way permit fees to the Department of Interior Bureau of Land Management.

     Cash used in investing activities for fiscal 2003 was approximately $147,000, of which $144,000 was capitalized to the Rangeview assets and $3,000 was capitalized to the Paradise Water Supply. Cash used in investing activities for fiscal 2002 was approximately $109,000.

     Cash used in investing activities for the six month ended February 29, 2004 was approximately $70,000, which costs were capitalized to the Rangeview Water Supply. We capitalize certain legal, engineering and permitting costs relating to the improvement of our water assets.

Financing Activities

     In August 2003, we entered into a Plan of Recapitalization and a Stock Purchase Agreement with Mr. Thomas Clark, our Chief Executive Officer. Under this agreement, we issued 200,000 shares of Series D-1 preferred stock in exchange for 200,000 shares of common stock owned by Mr. Clark. We sold 200,000 shares of our common stock at $2.50 per share to 11 accredited investors, four of whom were existing common stockholders, generating proceeds of $500,000. We issued the preferred stock under Section 4(2) of the Securities Act. We sold the common stock pursuant to Regulation D, Rule 506, promulgated under the Securities Act.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Generally, SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized as incurred, whereas EITF Issue No. 94-3 required such a liability to be recognized at the time that an entity committed to an exit plan. SFAS No. 146, which is effective for exit or disposal activities that are initiated after December 31, 2002, did not have a material impact on us.

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN 46 requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if such entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity whose equity is insufficient to finance its activities or whose owners lack the risk and rewards of ownership. The Company has determined that it is not a party to a variable interest entity.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation, including requiring that this information be included in interim as well as annual financial statements. We have no plans to change to the fair value based method of accounting for stock-based employee compensation based on current literature, and therefore are not affected by the transition provisions of SFAS No. 148. We adopted the disclosure provisions of SFAS No. 148 effective December 31, 2002.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of the liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of FIN 45 are effective on a prospective basis to guarantees issued after December 31, 2002. However, the disclosure requirements are effective for interim and annual financial statement periods ending after December 15, 2002. Our adoption of FIN 45 had no impact on our results of operations or financial position.

     In June 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a nonpublic entity. The adoption of this statement did not have a material effect on our results of operations.

TOTAL CONTRACTUAL CASH OBLIGATIONS

     A summary of our total contractual cash obligations (in millions) as of August 31, 2003 is as follows:

                                  PAYMENTS DUE BY PERIOD:
                                                                        MORE
                                      LESS THAN                         THAN
CONTRACTUAL OBLIGATIONS      TOTAL      1 YR.    1-3 YRS.   3-5 YRS.   5 YRS.
--------------------------  --------  ---------  --------  ----------  ------
Long-term debt              $ 5.0(1)         --        --  $   5.0(1)      --
Participating interests in
    Rangeview water supply  $36.2(2)         --        --         --       --

(1) As of February 29, 2004, $3,321,287 of this debt, due in August 2007, is subject to reduction through payments to holders of the notes under the Commercialization Agreement. If the amount of principal and accrued interest on the notes is paid under the Commercialization Agreement prior to the maturity of the notes, the notes will be canceled.

(2) These amounts are payable under the Financing Agreements entered into to finance our acquisition of the Rangeview water assets. We are only required to make payments from the water resource portion of tap fees we receive from the sale of Export Water. If we do not receive sufficient proceeds from the sale of Export Water to satisfy these obligations, the obligations will not become payable.

OFF-BALANCE SHEET ARRANGEMENTS

     We have no off balance sheet arrangements.

                                    BUSINESS

BACKGROUND

     Pure Cycle was founded and continues to be managed based on the belief that water is a precious commodity, one that is often undervalued and therefore used inefficiently.

     We own or have rights to use significant water assets which we have begun to utilize to provide water and wastewater services to customers located in the Denver, Colorado metropolitan area near our principal water assets. We will operate water and wastewater systems to deliver and treat the water we provide. Our services will include designing, constructing, operating and maintaining systems to service our customers.

     We have exclusive access to approximately 29,000 acre feet per year of water from, and the exclusive right to provide water and wastewater services to, the Lowry Range service area. The Lowry Range is located in Arapahoe County approximately 15 miles southeast of Denver and 12 miles south of the Denver International Airport. Of the 29,000 acre feet of water to which we have access, 17,500 acre feet are available to us for use on the Lowry Range. We own the remaining 11,650 acre feet that we can "export" from the Lowry Range to supply water to nearby communities and developers in need of additional water supplies. We acquired these rights and the Export Water in 1996 when we entered into an agreement with the State Land Board, which owns the Lowry Range, and the District, a quasi-municipal political subdivision formed for the sole purpose of providing water and wastewater services to the Lowry Range.

HISTORY

     Pure Cycle was incorporated in 1976 to commercialize a patented single family water recycling technology and became a public company in 1977. During the late 1970's, we manufactured, installed and maintained approximately 50 water recycling systems that captured and treated wastewater flows from homes and recycled that water for potable use. However, these individual recycling systems proved to be too costly for us to operate, monitor and maintain, and we discontinued the business in the early 1980's.

     Beginning in 1987, concurrent with a change of management and ownership control, we shifted our business to the acquisition, development and wholesale marketing of water and large scale wastewater utility systems, principally for sale to municipalities in the Denver area. We acquired rights to what we refer to as the Paradise Water Supply, which includes several water wells and rights to divert and store up to 70,000 acre feet of Colorado River water near DeBeque, Colorado. Our ability to provide water service was greatly enhanced in 1996 when we entered into a water privatization agreement with the District and the State Land Board and purchased annual entitlement rights to 11,650 acre feet of water available for service to customers located off the Lowry Range service area and entered into a water service agreement extending through 2081 which grants us the rights to an additional 17,500 acre feet of water per year to serve customers located in the Lowry Range service area.

WATER  TO  MEET  COLORADO  DEMANDS

     In common with large portions of the desert West, the Denver metropolitan area is semi-arid, receiving an average of only 13 inches of precipitation annually. Eighty percent of the State's water supplies reside west of the Continental Divide, while 80 percent of the population resides east of the Continental Divide. Roughly 80 percent of Colorado's annual surface water supply comes from snow. Due to wide fluctuations in snowfall from year to year and area to area, the amount of surface water that can be captured for use varies greatly. Further, the State is obligated through compacts and treaties to allow much of the water that originates in the State to pass out of Colorado for use by downstream out-of-state users.

     Most of the state's population resides along the "front range," which extends from Pueblo to Fort Collins and lies along the eastern side of the Rocky Mountains. The largest population center is the greater Denver metropolitan area which has been growing at above average rates for decades. By the 1960s, water available during an average precipitation year from Denver's primary source of surface water, the South Platte River, was no longer sufficient to meet the area's needs. To address this imbalance, numerous reservoirs and tunnels have been built to transport an average of 500,000 acre feet per year of Colorado River water located in western Colorado to eastern Colorado users.
Even with this diversion, the U.S. Department of the Interior has identified the Denver metropolitan area as one that is 'highly likely' to experience a 'water supply crisis' by 2025.

     The Denver Regional Council of Governments, a voluntary association of 50 county and municipal governments in the Denver metropolitan area, estimates that between 2000 and 2025 the population in the Denver metropolitan area will grow from 2.4 million to 3.4 million. To accommodate for this growth, the metropolitan area is expected to grow from about 500 square miles to about 770 square miles during the same 25-year period. We expect that servicing this population expansion will require an additional 300,000 acre feet of water annually.

     With our Rangeview water assets, we are positioned to supply water to meet the needs of approximately 80,000 single family homes, or approximately 240,000 people.

PURE  CYCLE  ASSETS

     Rangeview Water Assets. Our primary assets are a combination of nontributary groundwater rights and tributary surface water and storage rights associated with the Lowry Range property, which we collectively call the "Rangeview Water Supply." We own the rights to use 1,650 acre feet of tributary surface water, together with 10,000 acre feet of non-tributary water, that can be exported off the Lowry Range property to serve area users. We have the right to use an additional 1,650 acre feet of surface water together with over 16,000 acre feet of nontributary groundwater to serve customers within our Lowry Range service area. We provide additional information regarding tributary and non-tributary water rights under "Colorado Water Law Principles" below. The Export Water we own, together with water available under our service agreements, total over 29,000 acre feet.

     Beginning in 1988, we began to pursue acquisition of a portion of the Lowry Range water. Our initial interest was the water which could be exported off the property to serve customers throughout the Denver area. Through a series of transactions between the initial project principals, the State Land Board and the District, we ultimately acquired the rights we now own. These assets were acquired using a financing instrument, called the Commercialization Agreement, in which we raised approximately $11,100,000 to purchase the Rangeview water supply, and issued in exchange therefore 1,821,907 shares of common stock, warrants to purchase 2,038,000 shares of common stock, 1,600,000 Series A Preferred Stock and an obligation to pay to these investors the first $31,807,000 we receive from the sale or other disposition of the Export Water. Also, as part of the Rangeview water supply acquisition, we raised an additional $950,000 from another investor, and incurred an incremental obligation to pay the next $4,000,000 we receive from the sale or other disposition of Export Water to this investor. The investors that are parties to the Commercialization Agreement comprise the majority of the selling stockholders in this prospectus. The shares being sold by the selling stockholders will be issued to them upon exercise of warrants issued in connection with the Commercialization Agreement transactions.

     We are the exclusive water and wastewater service provider for the 24,000-acre Lowry Range property through 2081. Under this agreement we are entitled to manage 17,500 acre feet of water capable of servicing up to 47,000 SFE equivalents (or approximately 140,000 people). We also own the rights to an additional 11,650 acre feet of water annually that we can sell to other areas throughout the Denver metropolitan region. We estimate that this amount of Export Water is sufficient to service up to 32,000 single family homes (or approximately 96,000 people).

     We will design, construct and operate facilities to provide water and wastewater service to customers located on the Lowry Range through our service contract period ending in 2081. The District owns both the water and the wastewater systems during our contract period, and we will operate both systems during this period pursuant to our service contract. After 2081, ownership of the water system will revert to the State Land Board. We will also design, construct and operate the facilities to provide water and wastewater service to customers located off the Lowry Range that will use our Export Water, and will own these assets. We will contract with third parties for construction of these facilities. We will design, engineer, and develop these systems as a single unified system to improve reliability and economies of scale for customers located both on and off the Lowry Range property.

     Paradise Water Assets. In 1987, we acquired assets known as the Paradise Water Supply. These assets include a Water Court decree for conditional water rights enabling us to build a 70,000 acre-foot reservoir to store tributary water on the Colorado River, a right-of-way permit for U.S. Bureau of Land Management property at the dam and reservoir site, and four existing tributary water wells with a theoretical capacity to produce approximately 56,000 acre feet of water per year. The reservoir site is located in western Colorado on the Colorado River about 60 miles east of the Utah border. Our ability to use this asset may be limited, however, because of constraints imposed by the difficulties and costs involved in transporting the water out of the Colorado River watershed to the Denver metropolitan area and because of legal complications in transferring such water to down-stream states like California under the interstate Colorado River Compact. See "Governmental Regulation - Water Deliveries." Due to the strict regulatory requirements for constructing an on-channel reservoir, completing this conditional storage right at its decreed location would also be difficult. As a result, we cannot assure you that we will ever be able to make use of this asset or sell the water profitably.

     We continue to evaluate prospects for the acquisition of additional water rights in the Denver metropolitan area to expand our water service capabilities.

REVENUE

     We will derive revenue from two principal sources: one-time tap fees, which are typically paid by the developer of a property and become part of the cost of the lot or home, and service fees, which are monthly metered water deliveries paid by all customers connected to our water and wastewater systems. Under our privatization agreement with the District and the State Land Board, pricing for water and wastewater services is controlled through a market-driven pricing mechanism in which our rates and charges may not exceed similar rates and charges of three nearby communities.

     Table 1 provides a summary of our tap fees over the past several years. We base our tap fees on the average of the tap fees that have been charged by the three communities whose rates determine our allowable charges.

                          TABLE 1 - WATER SYSTEM TAP FEES

Year                   1998    1999    2000     2001     2002      2003      2004
--------------------  ------  ------  ------  --------  -------  --------  --------
Tap Fee (per SFE)     $8,165  $8,165  $8,165  $10,500   $10,500  $11,150   $12,420
--------------------  ------  ------  ------  --------  -------  --------  --------
Percentage increase      ---     ---     ---       29%      ---      6.2%     11.4%
--------------------  ------  ------  ------  --------  -------  --------  --------

     Water system tap fees consist of two components: a system development fee and a water resource charge. System development fees are typically used to defray the cost to develop and deliver the water into the distribution system. Water resource charges are typically used to defray the costs associated with the water rights. Our current water system development fee is $9,020 per single family equivalent (SFE), and our water resource charge is $3,400 per SFE. An SFE is defined as the amount of water required each year by a family of three
persons living in a single family house on a standard   acre lot.  We will also
collect an additional wastewater system development fee of $4,883 per SFE to develop, operate and maintain the wastewater system. Currently, for a typical residential customer using approximately 0.4 acre feet of water annually, the water service fee is approximately $578 per year and the wastewater service fees are approximately $404 per year for a typical residential customer. We also collect other relatively small fees and charges from residential customers and other end users to cover miscellaneous administrative and service expenses, such as application fees, review fees and permit fees.

     We negotiate the payment terms for tap fees and other water/wastewater service obligations with each land developer or builder before we commit to providing service and begin construction of the project. In some cases where service is provided off the Lowry Range, we may provide only water service, but will typically retain the right to reuse treated effluent wastewater in our dual-pipe distribution system. We are typically responsible for the construction of wholesale facilities, which are those facilities necessary to develop and treat the water, including water wells, water collection pipelines, water reservoirs, water treatment plants, storage tanks, pump stations and wastewater treatment plants. The costs for these facilities are financed by the system development fee portion of the tap fees paid by developers to gain access to the water and wastewater systems.

     Developers are typically responsible for the construction of retail facilities - the water distribution system that transports the water throughout the subdivision or community. Retail facilities are constructed pursuant to our design standards and are inspected by our engineers prior to completion. Once we certify that the retail facilities have been constructed in accordance with our design criteria, the developer is required to dedicate the retail facilities to us at no cost. In the Sky Ranch transaction, the developer will dedicate the retail facilities to the District. We are then responsible for the operation and maintenance of those facilities.

     Customer facilities consist of water service pipelines, plumbing, meters and other components that carry potable water and re-use water from the street to the customer's house and collect wastewater from the customer's house to the street. In many cases, a portion of the customer's facilities are also constructed by the developer, again pursuant to our design standards, but are owned and maintained by the customer.

     Under our water privatization agreements, the State Land Board is entitled to a royalty and the District is entitled to retain a fee, each based on a percentage of revenues from water sales that utilize water from the Rangeview water assets. Royalties and fees are calculated either on a gross or net revenue basis depending on whether the customer is located within the Lowry Range or elsewhere in the Denver metropolitan area. Payments from customers who are within the Lowry Range generate royalties to the State Land Board and fees to the District based on gross revenues. Payments from customers located outside the Lowry Range generate royalties to the State Land Board based on net revenues, which are defined as gross revenues less costs incurred to develop and deliver water. The District collects fees from customers, pays the royalties and fees, and remits the remainder to Pure Cycle. Table 2 below sets forth these payments:

               TABLE 2 - OBLIGATIONS RELATING TO USE OF RANGEVIEW WATER ASSETS

REVENUE SOURCE                     STATE LAND BOARD               RANGEVIEW METROPOLITAN
                                                                         DISTRICT
--------------------------  -------------------------------  --------------------------------
Water Tap Fees & Service              12% of gross revenue   5% of gross revenue after State
Fees within Lowry Range                                      Land Board royalty

Water Tap Fees & Service    12% of net revenue (gross                                      0%
Fees from Export Water      revenue less costs incurred to
                            deliver water)

Wastewater Tap Fees                                      0%                                0%

Wastewater Service Charges                               0%             10% of gross revenue

     Developers having rights to groundwater underlying their properties can receive a credit against a portion of their tap fees if they dedicate their
water to us.   The credit is equal to the water resource charge portion of the tap fee - currently $3,400 of the total $12,420 tap fee, based on 0.7 acre feet of water being dedicated to us for each water resource tap credit issued. In the Sky Ranch transaction, we are crediting the developer the water resource charge portion of the tap fee for the first 1,400 taps and combining the water resources underlying the Sky Ranch property with a portion of our Export Water to provide the full amount of water required for the Sky Ranch development.

     We are obligated to pay investors in the Commercialization Agreement the water resource fee component from the sale of Export Water taps up to a total of $36,240,000. The obligations under the Commercialization Agreement will not prevent us from utilizing the system development portion of the tap fee to construct the infrastructure we will need to build to provide our water services.

WATER  RECLAMATION

     With interest heightened by an ongoing drought, most water providers in Colorado are actively pursuing the re-use of treated wastewater for irrigation and other non-potable uses. Our master plan for the Lowry Range and other areas in which we will work with developers to install water service calls for the installation of a dual water distribution system, with one pipe supplying the customer with potable water and the second pipe providing treated effluent wastewater, or "reclaimed" water, for irrigation and other nonpotable uses. A third pipe would retrieve effluent wastewater for treatment and subsequent reuse. About one-half of the water needed to meet Denver-area municipal water demands is used for irrigation of lawns and landscape. We believe that treated wastewater would provide an essentially drought-proof supply of irrigation water for the areas we will serve. The Colorado Department of Public Health and Environment is currently evaluating the use of effluent wastewater for residential irrigation, and, pending the outcome of their review, we may not be able to deliver this water to residential customers. However, even if we cannot use this reclaimed water for residential irrigation , we will be able to use it in other approved commercial irrigation uses, such as for golf course watering. We expect that the implementation of an extensive water reclamation system, in which essentially all wastewater treatment plant effluent will be re-used to meet nonpotable water demands, will greatly expand our capability to provide quality water service and will reinforce our philosophy that emphasizes the importance of water recycling.

THE  LOWRY  RANGE

     The State Land Board acquired the Lowry Range, which was formerly a military reservation, in the 1960s. The Lowry Range encompasses approximately 27,000 acres, of which 24,000 acres are within our exclusive service area.

     The Lowry Range is located in unincorporated Arapahoe County 15 miles southeast of downtown Denver and 12 miles directly south of Denver International Airport. The State Land Board has stated that the Lowry Range is the most valuable property in its nearly 2,500,000 acre portfolio. It has explored a number of development models for the property, including continued development similar to that which is ongoing adjacent to the property's western borders, a new planned community, and a compact development model with high density village centers surrounded by large expanses of open space. The State Land Board continues to review and refine the development opportunities for the Lowry Range and anticipates approaching the development community for "requests for qualification" and "requests for proposals" during 2004.

     We believe that the Lowry Range is among the single largest contiguous parcel of primarily undeveloped land in the United States that is near a metropolitan area and owned by a single landowner. In October 2003, the State Land Board directed its staff to prepare a request for proposal to send to the development community to seek assistance with the planning and development of this tract of property. The State Land Board has engaged the Urban Land Institute to assist in the preparation of evaluation criteria for a request for qualification and request for proposal. The Urban Land Institute's criteria are expected to be completed in June 2004. The State Land Board has indicated that it will shortly thereafter send a request for qualification followed by a request for proposal to local and national developers to assist in the development of the Lowry Range.

     We have designed and constructed, and we currently operate and maintain, water and wastewater facilities that service customers on the Lowry Range. We currently have one facility that during 2003 provided, treated and delivered approximately 47 million gallons of potable water and treated approximately 7 million gallons of wastewater. We intend to plan, construct and operate the facilities serving the Lowry Range and areas outside the Lowry Range in a unified manner to capitalize on economies of scale.

     Full build-out of the Lowry Range is likely to take more than 30 years, with initial development occurring as soon as two to three years from now, depending on the decisions of State Land Board and the results of the proposal process.

EXPORT  WATER

     Colorado municipalities have strong incentives to attract commercial development to their areas, as a large portion of their revenues are derived through sales tax receipts. Cities and municipalities historically have used water availability as a means to attract development in competition with other municipalities. As water has become scarce, cities and municipalities have begun requiring property developers to demonstrate that they have sufficient water supplies for their proposed projects before the cities and municipalities will consider rezoning applications. This is forcing developers to find adequate water supplies in order to develop new property.

     Our water marketing activities are centered around targeting our water and wastewater services to developers and homebuilders developing new areas of the Denver metropolitan area. Our water supplies are largely undeveloped and are located in southeast Arapahoe County, one of the fastest growing regions of the Denver metropolitan area. We work with area developers to investigate water supply constraints, water and wastewater utility issues, market demand, transportation concerns, employment centers and other issues in order to identify suitable areas for development.

CURRENT  OPERATIONS

     At this time, we operate and maintain all of our water supply and wastewater treatment facilities with limited assistance from third party maintenance contractors. Water deliveries during 2003 totaled about 47 million gallons, ranging from 2 million gallons per month in the winter to 7 million gallons per month in the summer. Our wastewater treatment plant currently has a permitted capacity of 130,000 gallons per day and receives about 20,000 gallons per day.

     Presently, approximately 81% of our water and wastewater treatment revenues are from one customer. In 1998, we entered into a water service agreement with the State of Colorado Department of Human Services to provide water and wastewater services to a juvenile correction facility on the western edge of the Lowry Range known as the Ridge View Youth Services Center. We designed and built this facility to provide water and wastewater services serving the approximately 200 single family equivalents of the Ridge View Youth Services Center. Upon completion in 2001, we commenced service to this facility.

     In October 2003, we entered into a water service agreement with a developer to provide water to approximately 4,000 SFE that are being built on approximately 800 acres known as "Sky Ranch" located 4 miles north of the Lowry Range along Interstate 70. We expect that the construction of the project will begin in October 2004, with the first homes available in February 2005. Based on housing market demand in similar projects in the area and projections provided by the developer, we expect that the project will be fully built out within 10 years. Under the agreement, the developer must purchase at least 400 water taps before occupancy of the first home. The agreement permits the developer to add additional taps annually, with at least 250 taps to be purchased each year. This schedule is designed to provide us with adequate funds with which to construct the facilities needed to provide water service to the areas being built.

     The water service agreement for Sky Ranch incorporates 4,000 SFE connections, which at current rates and charges would generate approximately $50 million in total water tap fee revenues and approximately $2.3 million annually in water service revenues. These represent gross fees and, to the extent that water service is provided using Export Water, we are be required to pay a royalty to the State Land Board equal to 12% of the net revenue after deducting our costs. We expect to dedicate approximately 1,200 acre feet, or approximately 10%, of our Export Water supply (which is about 4.2% of our overall Rangeview water supply) for this project. We estimate we will spend approximately $25 million for infrastructure related to the development and delivery of water to the 4,000 single family equivalent units.

     For the initial development at Sky Ranch, we anticipate receiving tap fees of approximately $1.9 million, representing approximately 156 taps, in the current fiscal year ending August 31, 2004, and approximately $3.0 million, representing an additional 244 taps, prior to January 2005. We estimate that it will cost approximately $2.5 million to construct the infrastructure to service the initial 400 taps. We will expand the infrastructure to meet demand as houses are built at Sky Ranch. We will initially develop the water beneath the Sky Ranch property, which is being dedicated to us by the developer in exchange for credit of a portion of the water resource tap fee. The dedicated water is sufficient to provide water service to approximately 1,400 customers. No payments will be required to be made under the Financing Agreements or for royalty payments to the State Land Board with respect to tap fee revenues from the first 1,400 taps at Sky Ranch. Because this project has not yet commenced, we cannot assure you that these revenue and expense estimates will be the actual revenues and expenses that we will experience.

PROJECTED  OPERATIONS

     We will develop water and wastewater infrastructure in stages to meet demand. We anticipate that development of the entire 29,000 acre feet of non-tributary water will require between 250 and 300 high capacity water wells ranging in depth from 800 feet to over 2,500 feet. We will drill separate wells into each of the three principal aquifers and each well will deliver water to central water treatment facilities for treatment prior to delivery to customers. We also intend to build structures to divert surface water to four storage reservoirs to be located in the Lowry Range. The surface water will be diverted when available and, prior to distribution to our customers, will be treated by a separate water treatment facility that we will build specifically to treat surface water. We anticipate that full build-out of water facilities on the Lowry Range will cost approximately $340 million and will accommodate up to water service to 80,000 single family equivalent units incorporating both customers located in and outside the Lowry Range service area.

     We intend to design, construct and operate our own wastewater treatment facilities using advanced wastewater treatment technologies currently available in the market. We plan to store our treated effluent water in surface water reservoirs for reuse in our irrigation water system. The combination of deep well water from our non-tributary water supplies, surface water supplies from two surface water streams that flow through the Lowry Range and the reuse of the treated effluent water supplies will provide an advanced water management system that maximizes the use and reuse of our valuable water supplies.

     We currently operate one system serving customers on the Lowry Range that has a capacity to treat approximately 130,000 gallons of wastewater per day; current utilization is approximately 20,000 gallons per day. We anticipate that the full build-out of wastewater facilities on the Lowry Range will cost approximately $68.4 million and will accommodate up to approximately 12.3 million gallons of wastewater per day serving an estimated 47,000 single family equivalent units.

     We intend to utilize third party contractors to construct our facilities and we will employ licensed water and wastewater operators to operate our water and wastewater systems. At full buildout, we expect to employ approximately 50 professionals to operate our systems, read meters, bill customers, and manage our affairs. We will take advantage of advanced technologies to keep personnel requirements and operating costs low. Currently available technologies enable meter reading and billing to be done automatically, reducing associated handling and labor costs. A vehicle driving past a home can send a signal to the meter, and the meter reading goes directly into a database, which automatically prints billing information for the customer.

RANGEVIEW METROPOLITAN DISTRICT

     The Rangeview Metropolitan District is a quasi-municipal corporation and political subdivision of Colorado formed in 1986 for the sole purpose of providing water and wastewater service to the Lowry Range, using water leased to the District by the State Land Board. The District was formed following, and based on, the purchase in 1986 of a 40 acre parcel of vacant land located in unincorporated Arapahoe County near but not on the Lowry Range. This land comprises all of the property currently within the boundaries of the District.

     The District is run by an elected board of directors. The only eligible voters and the only persons eligible to serve as directors are the owners of property in the 40 acre boundary of the District. The current directors of the District are Thomas P. Clark, Mark W. Harding, Scott E. Lehman (all employees of Pure Cycle) and Tom Lamm.

     We are party to a Right of First Refusal Agreement with the owners of the property comprising the District. Pursuant to a tenancy in common agreement, in the event of death, bankruptcy or incompetence of any tenant, that tenant's estate or representative must offer the property interest of that tenant to the remaining tenants for purchase. If the remaining tenants do not purchase all of such person's interest, the property must be offered to us pursuant to its Right of First Refusal Agreement. In addition, if any tenant wants to sell his interest in the parcel, such tenant must find a bona fide buyer and then offer the property to us. We have the right, at our option, to buy the property by matching the terms of the bona fide third party offer or by paying the appraised value of the property, as determined by independent appraisers. A tenant may also negotiate a sale directly with us if he elects not to locate a bona fide buyer. Each of the directors currently owns an undivided one-fifth interest in the land comprising the District. We also own an undivided one-fifth interest. Under applicable Colorado law, entities are not qualified to serve as directors of municipal districts and may not vote.

     We and the directors have attempted to transact business between the District and us on an arms-length basis. The conflicts of interest of the directors in transactions between us and the District are disclosed in filings with the Colorado Secretary of State. The District and we were each represented by separate legal counsel in negotiating the water service agreement and wastewater service agreement between the parties. The agreements were also approved by the two members of the District's board who were not our employees and by the State Land Board.

     It is likely that at some point in the future, the board of directors of the District will be comprised entirely of directors independent from Pure Cycle. As the State Land Board develops the Lowry Range, landowners on the Lowry Range may petition to include their land within the District's boundaries. Provided such petition complies with applicable law, the District is required by its lease with the State Land Board to proceed with due diligence to include the area designated in such petition within the District's boundaries. As the District's boundaries expand beyond the initial 40 acre parcel, the base of persons eligible to serve as directors and eligible to vote will also increase. A board of the District that is not controlled by us would not have the power to take away from us the water rights embedded in our existing agreements.

COMPETITION

     Although we have exclusive, long term water and wastewater service contracts for the Lowry Range service area, our business of providing water service using our Export Water is subject to competition. Alternate sources of water are available, principally from other private parties, such as farmers owning senior water rights that are no longer being economically used in agriculture, and municipalities seeking to annex newly developed areas in order to increase their tax base. Our principal competition in areas close to the Lowry Range would be the City of Aurora. The principal factors affecting competition for potential purchasers of Export Water include the availability of water for the particular purpose, the cost of delivering the water to the desired location, and the reliability of the water supply during drought periods. We believe that our assets provide us with a competitive advantage because our legal rights to the assets have been confirmed for municipal use, our water supply is close to Denver area water users and our pricing structure is competitive. Further, the size of the Lowry Range service area and the amount of property that can be served by the Export Water will provide us with economies of scale that should give us advantages over our competitors.

COLORADO  WATER  LAW  PRINCIPLES

     Under Colorado water law, a person generally does not own the water itself but only the right to use the water from a certain source. A water right, however, is considered a property right that can be owned and conveyed, separate from land, in the same manner as a real property interest.

     Generally, we own two types of water rights: tributary water rights and nontributary groundwater rights. In addition, we own water storage or recharge rights, which consist of both the right to use the water stored or recharged, and the right to construct, maintain and/or use the reservoir or aquifer in which the water is stored.

     Colorado water rights are administered jointly by special State Water Courts and the State Engineer's Office. Water Courts adjudicate and confirm the nature and scope of water rights by issuing decrees. The State Engineer is responsible for issuing well permits, implementing interstate compacts and administering tributary water rights.

     Tributary water rights are covered by the Colorado Constitution, which provides that all surface and ground water in or tributary to natural streams in Colorado is the property of the public and subject to appropriation. Such tributary water includes all springs, surface drainage and groundwater that is hydrologically connected to surface streams. Tributary water in Colorado is subject to the "prior appropriation" doctrine, which is grounded on the "first-in-time, first-in-right" principle. Under this doctrine, an absolute tributary water right is acquired by the act of diverting and placing the water to some beneficial use, and the right is confirmed and assigned a priority based on the date of initial use through a decree issued by a State Water Court. The Water Court decree legally confirms the appropriation date, the specific type and place of use, and the amount of water permitted to be diverted under the water right. Decreed water that is appropriated earlier in time holds senior priority over later-acquired water rights. In times of shortage, a senior water right must be fully satisfied before any junior right can use any water. This means that the relative priority of a tributary water right is critical to its value. A tributary water right cannot typically be used and reused successively to exhaustion.

     Tributary water rights can also be "conditional" as opposed to absolute. A conditional water right permits an owner to take an initial step towards appropriating water, such as planning a storage or diversion structure, and demonstrating to the Water Court every six years that additional steps are diligently being taken to put the water to a beneficial use. The water right can ultimately be perfected and become an absolute water right, with the date of appropriation being the date of the initial action. Our Paradise Water Supply consists in part of conditional rights in tributary water in the Colorado River basin in western Colorado.

     Nontributary groundwater is defined by statute as water that is not hydrologically connected to surface water. In Colorado, nontributary water is most commonly found in the Denver Basin, which is a series of four aquifers stretching from the town of Greeley south to Colorado Springs, and from the foothills of the Rocky Mountains to east of the Denver metropolitan area. Nontributary groundwater is not subject to the prior appropriation doctrine and the related priority administration system. Rather, the right to use nontributary water is generally incident to overlying land ownership. By statute, owners of surface land have rights to withdraw the calculated amount of nontributary groundwater that lies beneath their land, and these rights are perfected by drilling a well or obtaining a Water Court decree. An owner can withdraw one percent of the total volume of nontributary groundwater to which it is entitled each year, in order to allow this resource, to the extent non-renewable, to last 100 years. Nontributary water is permitted to be used and reused successively to exhaustion. As a result, rights to nontributary water are extremely valuable, particularly in times of drought and water shortages.

GOVERNMENT  REGULATION

Water Quality

     The water we deliver for use by customers must meet water quality standards for public water supply systems that are set under the federal Safe Drinking Water Act (SDWA), 42 U.S.C. Sec. 300f et seq. and related Colorado state law.

These standards are subject to periodic revision and may become more strict in the future. In general, we anticipate that groundwater from wells located on the Lowry Range will conform with these water quality standards without treatment, other than residual disinfection prior to use. Lower quality groundwater, if encountered, may be used directly in the non-potable irrigation system, blended with other potable water supplies to yield an acceptable quality mixture, or receive additional treatment. We will build water filtration plants to treat surface waters prior to use. We believe that we should have no difficulty meeting existing SDWA standards.

     Wastewater that we treat that is or will be discharged to any stream, drainage or aquifer, must also comply with various water quality standards and other requirements under the Federal Water Pollution Control Act (FWPCA), 33 U.S.C. Sec. 1251 et seq., as delegated to and administered by the State of Colorado. We currently operate a wastewater treatment plant that discharges treated wastewater effluent to Coal Creek under a State discharge permit. We believe we should also have no difficulty meeting any applicable FWPCA or related State requirements associated with any regulated treated wastewater discharges. As noted above, our master plan calls for a dual distribution system under which treated wastewater can be reclaimed and redistributed to customers for irrigation use, which would limit regulation under the above FWPCA discharge permit program.

Water Deliveries

     While we are exploring the potential sale of our Paradise Water Supply to customers in Arizona, Nevada and California, such out-of-state transactions are subject to several significant regulatory hurdles. Colorado is a signatory to interstate compacts with six other western states to apportion fixed amounts of water from the Colorado River. These compacts contain complex provisions that impose obligations on the states to ensure that each state receives and uses only its allotted amount of Colorado River water. Rights created by interstate compacts are superior to state water rights granted by the State of Colorado; Colorado may create and vest in-state water rights as property, but these rights are subject to Colorado's allocated share of Colorado River water and its obligation to deliver water to downstream states under the compacts. Recently, the U.S. Department of Interior began strictly enforcing the provisions of the Colorado River Compact of 1922 to require that California limit the amount of Colorado River water it diverts to 4.4 million acre-feet, the amount it was originally allocated under that compact. Significant demand for water exists in California, Nevada and Arizona as a result of increased populations in these states, giving rise to water needs that exceed the supplies of water originally allocated to these states under the compact. However, as a result of obligations imposed on Colorado by the compacts to send water to the downstream states, Colorado law restricts the export of water out of state without obtaining a Water Court decree, and to issue a decree, the Water Court must find that such export is not in violation of provisions of interstate compacts and does not prevent Colorado from complying with its interstate compact obligations. Obtaining such a decree would likely involve significant litigation cost.

EMPLOYEES

     We currently have three employees, none of whom is subject to any collective bargaining agreements. We believe that our relations with our employees are good.

                                   PROPERTIES

OFFICE  LEASE

     We currently occupy approximately 1,800 square feet of office space at no cost from Thomas P. Clark, our Chief Executive Officer and one of our directors. There is no written lease.

FACILITIES

     Generally, we will own and operate the water and wastewater facilities to be constructed for service to customers located off the Lowry Range that are using our Export Water. While we have an exclusive right to provide water and wastewater services to customers on the Lowry Range until 2081, as well as the obligation to construct and operate the wastewater facilities to provide this water, the facilities (other than the wastewater system) will be owned by the State Land Board, and the District will own the wastewater system. We intend to construct the water supply facilities for both the Lowry Range service area and for our Export Water services as part of a unified plan. Under our service agreement with the State Land Board and the District, we have a perpetual right to construct, operate and maintain water supply facilities on the Lowry Range as needed to produce and supply Export Water.

RANGEVIEW  METROPOLITAN  DISTRICT

     We own an undivided one-fifth interest as a tenant-in-common in a 40-acre parcel of undeveloped land located in unincorporated Arapahoe County comprising the Rangeview Metropolitan District.

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth the names, ages and titles of the persons who are currently our directors and executive officers of the Company, along with other positions they hold with us.

Name                       Age              Position
-------------------------  ---  ---------------------------------
Harrison H. Augur(1)(2)     62  Chairman of the Board
Thomas P. Clark             67  Director, Chief Executive Officer
Mark W. Harding             40  Director, President
George M. Middlemas(1)(2)   57  Director
Margaret S. Hansson         79  Director
Richard L. Guido (1)(2)     59  Director

________________

(1)  Member of Audit Committee.

(2)  Member of Compensation Committee.

     HARRISON H. AUGUR was elected Chairman of the Board in April 2001. For the past 20 years, Mr. Augur has been involved with investment management and venture capital investment groups. Mr. Augur has been a General Partner of CA Partners since 1987, and General Partner of Patience Partners LLC since 1999. Mr. Augur received a Bachelor of Arts degree from Yale University, an LLB degree from Columbia University School of Law, and an LLM degree from New York University School of Law.

     THOMAS P. CLARK was appointed Chief Executive Officer in April 2001. Prior to his appointment as our Chief Executive Officer, Mr. Clark served as our President and Treasurer from 1987 to April 2001. Mr. Clark is primarily involved in the management of our business. His other business activities include:
President, LC Holdings, Inc. (business development), 1983 to present, and partner (through a wholly owned corporation) of Resource Technology Associates (development of mineral and energy technologies), 1982 to present. Mr. Clark serves on the board of the Rangeview Metropolitan District. Mr. Clark received his Bachelor of Science degree in Geology and Physics from Brigham Young University.

     MARK W. HARDING joined Pure Cycle in April 1990 as Corporate Secretary and Chief Financial Officer. He was appointed President in April 2001, and on February 13, 2004 was appointed to fill a vacancy on the board. He brings a background in public finance and management consulting. From 1988 to 1990, Mr. Harding worked for Price Waterhouse, where he assisted clients in providing public finance and other investment banking related services. Mr. Harding is the President of the Rangeview Metropolitan District. Mr. Harding has a B.S. Degree in Computer Science and a Masters in Business Administration in Finance from the University of Denver.

     GEORGE M. MIDDLEMAS has been a Director since April 1993. Mr. Middlemas has been a general partner with Apex Investment Partners, a diversified venture capital management group, since 1991. From 1985 to 1991, Mr. Middlemas was Senior Vice President of Inco Venture Capital Management, primarily involved in venture capital investments for INCO Securities Corporation. From 1979 to 1985, Mr. Middlemas was a Vice President and a member of the Investment Committee of Citicorp Venture Capital Ltd., where he sourced, evaluated and completed investments for Citicorp. Mr. Middlemas is a director of Tut Systems, and Pennsylvania State University - Library Development Board. Mr. Middlemas received a Bachelors degree in History and Political Science from Pennsylvania State University, a Masters degree in Political Science from the University of Pittsburgh and a Master of Business Administration from Harvard Business School.

     MARGARET S. HANSSON has been a director since April 1977, Chairman from 1983 to 2001, Vice President from 1992 to 2003, and was our Chief Executive Officer from September 23, 1983 to January 31, 1984. From 1976 to May 1981, she was President of GENAC, Inc., a Boulder, Colorado firm which she founded. From 1960 to 1975, Ms. Hansson was CEO and Chairman of Gerry Baby Products Company (formerly Gerico, Inc.), now a division of Evenflo. She is a Director of Wells Fargo Bank, Boulder, Colorado, Wells Fargo Banks, PC, Colorado Capital Alliance,
Realty Quest, Inc. (now RQI, Inc.), and the Boulder Technology Incubator.   Ms.
Hansson is currently President of two companies, Adrop, LLC and Erth, LLC, companies engaged in development of a centrifuge for water purification systems. Ms. Hansson received her Bachelor of Arts degree from Antioch College.

     RICHARD L. GUIDO served as a director from July 1996 through August 31, 2003, and on February 13, 2004 was appointed to fill a vacancy on the board.
Mr. Guido was an employee of INCO Securities Corporation, a 5.5% stockholder, from 1980 through August 2003, and previously served on our board pursuant to a voting agreement between INCO and us that is no longer in effect. Mr. Guido was Associate General Counsel of Inco Limited and President, Chief Legal Officer and Secretary of Inco United States, Inc. Mr. Guido is a Director on the American-Indonesia Chamber of Commerce and the Canada-United States Law Institute. Mr. Guido received a Bachelor of Science degree from the United States Air Force Academy, a Master of Arts degree from Georgetown University, and a Juris Doctor degree from the Catholic University of America.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation received by or awarded to (i) our chief executive officer and (ii) our other executive officers for the fiscal years ended August 31, 2003, 2002 and 2001:

                                Annual Compensation
                       --------------------------------------
Name and               Fiscal  Salary   Bonus   Other Annual
Principal Position      Year     ($)     ($)    Compensation
                                                     ($)
---------------------  ------  -------  ------  -------------
Thomas P. Clark , CEO    2003   60,000       0              0
                         2002   60,000       0              0
                         2001   60,000       0              0

Mark W. Harding,         2003   80,000       0              0
President and CFO        2002   80,000       0              0
                         2001   80,000       0              0

     Each director who is not an employee of Pure Cycle receives a payment of $10,000 for each full year in which he or she serves as a director, with an additional payment of $1,000 for each committee on which he or she serves, and $1,000 for serving as chairman of the board. An additional $500 is paid to each non-employee director for attendance at each board meeting and, if committee meetings are held separate from board meetings, $500 is paid for attendance at such committee meetings. Directors who are employees of Pure Cycle receive no additional compensation for serving as a director.

     In addition to cash compensation, as part of the 2004 Equity Incentive Plan, each non-employee director will receive an option to purchase 5,000 shares of common stock upon election to the board, and an option to purchase 2,500 shares for each subsequent full year in which he or she serves as a director.

     The functions to be performed by the audit committee include the appointment, retention, compensation and oversight of the Company's independent auditors, including pre-approval of all audit and non-audit services to be performed by such auditors.

     Effective February 13, 2004, the Company appointed a compensation committee. The functions to be performed by the compensation committee include establishing in the compensation of officers and directors, and administering management incentive compensation plans.

                        Option Grants in Last Fiscal Year

     There were no grants of stock options made during the fiscal year ended August 31, 2003 to our executive officers.

          Aggregated Option Exercises and Fiscal Year End Option Values

                                            Number of           Value of
                                           Unexercised      Unexercised In-
                                            Securities         The-Money
                                        Underlying Options     Options at
                                           at 08/31/03          08/31/03
                 Acquired on   Value       Exercisable/       Exercisable/
Named Officer     Exercise    Received    Unexercisable      Unexercisable
---------------  -----------  --------  ------------------  ----------------
Thomas P. Clark            -         -                   -                 -
Mark W. Harding            -         -      975,000/25,000  $  39,000/$1,000

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERSHIP AND MANAGEMENT

     The following table sets forth, as of February 29, 2004, the beneficial ownership of our issued and outstanding common stock and Series A-1 Preferred Stock by (i) each person who owns of record (or we know to own beneficially) 5% or more of each such class of stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated, we believe that each of the beneficial owners of the stock listed has sole investment and voting power with respect to such shares, based on information provided by such holders

                                                               Series A-1
                                            Common Stock    Preferred Stock
                                            ------------    ---------------
Name and Address of                       # of                # of
Beneficial Owner                         Shares         %    Shares     %
----------------------------------  ----------------  -----  -------  -----
Thomas P. Clark
8451 Delaware St.
Thornton, CO 80260                   2,546,485        31.3%

George M. Middlemas
225 W. Washington, #1500
Chicago, IL  60606                   1,842,114(1)(2)  19.8%

Harrison H. Augur
P.O. Box 4389
Aspen, CO  81611                        53,166(3)      0.7%

Margaret S. Hansson
2220 Norwood Avenue
Boulder, CO  80304                     824,600(4)      9.2%

Richard L. Guido
121 Antebellum Drive
Meridianville, AL 35759                      0           0

Mark W. Harding
8451 Delaware St.
Thornton, CO 80260                   1,021,000(5)     10.9%


                                       45

All Directors and Officers as a
group (6 persons)                    6,262,365(6)     56.2%

____________________

INCO Securities Corporation
145 King St. West, #1500
Toronto, Ontario Canada  M5H4B7      1,470,000(7)      5.5%

Apex Investment  Fund II L.P.
("Apex")
225 W. Washington
#1500
Chicago, IL  60606                   1,708,781(2)(8)  18.6%  408,000  38.6%

Environmental Venture Fund
Limited Partnership ("EVFund")
233 S. Wacker Drive
 Suite 9500
Chicago, IL 60606                      629,137(2)(9)   7.5%

Environmental Private Equity Fund
II, L.P. ("EPFund")
233 S. Wacker Drive
 Suite 9500
Chicago, IL 60606                     712,146(2)(10)  8.47%  600,000  56.7%

The Productivity Fund II, L.P.
("PFund')
233 S. Wacker Drive
Suite 9500
Chicago, IL 60606                     478,948(2)(11)   5.8%


(1) Includes 100,000 shares of common stock issuable upon exercise of options and 1,708,781 shares of common stock which Mr. Middlemas may be deemed to own but of which he disclaims beneficial ownership as described in more detail in footnote (2) below.

(2) Each of the Apex, EVFund, PFund, and EPFund (the "Apex Partnerships") is controlled through one or more partnerships. The persons who have or share control of such stockholders are referred to herein as "ultimate general partners." The ultimate general partners of Apex are: First Analysis Corporation, a Delaware corporation ("FAC"), Stellar Investment Co. ("Stellar"), a corporation controlled by James A. Johnson ("Johnson"); George Middlemas ("Middlemas"); and Chartwell Holdings Inc. ("Chartwell"), a corporation controlled by Paul J. Renze ("Renze"). The ultimate general partners of EVFund are: FAC; Felsen, Genack Associates ("FGA"); William D. Ruckelshaus Associates, a Limited Partnership ("WDRA"); and RS Investment Management ("RSIM"). The ultimate general partners of PFund are FAC and Bret R. Maxwell ("Maxwell"). The ultimate general partners of EPFund are FAC, Maxwell, RSIM, Argentum Environmental Corporation ("AEC") and Schneur Z. Genack, Inc. ("SZG").

By reason of its status as ultimate general partner of each of Apex Partnerships, FAC may be deemed to be the indirect beneficial owner of 3,529,013 shares of common stock, or 36.4% of such shares. By reason of his status as the majority stockholder of FAC, F. Oliver Nicklin may also be deemed to be the indirect beneficial owner of such shares. By reason of their status as ultimate general partners of Apex, Stellar (and through Stellar, Johnson), Middlemas, Chartwell (and through Chartwell, Renze) may be deemed to be the indirect beneficial owners of 1,708,781 shares of common stock, or 18.6% of such shares. When these shares are combined with his personal holdings of 33,333 shares of common stock and his currently exercisable option to purchase 100,000 shares of common stock, Middlemas may be deemed to be the beneficial owner (directly with respect to his shares and the option shares and indirectly as to the balance) of 1,842,114 shares of common stock, or 19.8% of such shares.

By reason of his status as a general partner of an ultimate general partner of PFund and EPFund, Maxwell may be deemed to be the indirect beneficial owner of 1,191,094 shares of common stock, or 14.2% of such shares.

By reason of their status as ultimate general partners of EVFund, FGA, WDRA and RSIM and their respective controlling persons may be deemed to be the indirect beneficial owners of 629,137 shares of common stock, or 7.8% of such shares. By reason of AEC's and SZG's status as ultimate general partners of EPFund, AEC, SZG, and their and their controlling persons may be deemed to be the indirect beneficial owners of 712,146 shares of common stock, or 8.7% of such shares. By reason of Genack's interest in FGA, AEC and SZG, he may be deemed to be the indirect beneficial owner of 1,341,283 shares of common stock, or 15.9% of such shares.

By reason of RSIM's status as ultimate general partner of EPFund and EVFund, RSIM and its controlling persons may be deemed to be the indirect beneficial owners of 1,341,283 shares of common stock, or 15.9% of such shares.

Each of the Apex Partnerships disclaims beneficial ownership of all shares of common stock described herein except those shares that are owned by that entity directly. We understand that each of the other persons named as an officer, director, partner or other affiliate of any Apex Partnership disclaims beneficial ownership of all the shares of common stock described herein, except for Middlemas with respect to the shares and options to purchase 133,333 shares owned by him.

Each of the Apex Partnerships disclaims the existence of a "group" among any or all of them and further disclaims the existence of a "group" among any or all of them and any or all of the other persons named as an officer, director, partner or those affiliate of any of them, in each case within the meaning of Section 13(d) of the 1934 Act.

The information herein was derived from a filing dated April 16, 2001 made by the APEX Partnerships with the SEC.

(3) Includes (i) 30,000 shares of common stock issuable upon exercise of warrants and (ii) 2,500 shares of common stock held by Patience Partners, L.P., a limited partnership in which a foundation controlled by Mr. Augur is a 60% limited partner and Patience Partners LLC is a 40% general partner. Patience Partners LLC is a limited liability company in which Mr. Augur owns a 50% membership interest.

(4) Includes 800,000 shares of common stock issuable upon exercise of options, 200,000 of the shares underlying these options are being sold in this offering.

(5) Includes 100,000 shares of common stock issuable upon exercise of options.

(6) Includes 1,875,000 shares of common stock issuable upon exercise of options, 880,619 shares of common stock issuable upon exercise of warrants and 237,777 shares of common stock purchasable on conversion of outstanding Series A-1 Convertible Preferred Stock. The directors and officers disclaim beneficial ownership of 1,708,781 such shares.

(7) Consists of 470,000 shares of common stock issuable upon exercise of warrants.

(8) Includes 850,619 shares of common stock issuable upon exercise of warrants and 226,666 shares of common stock purchasable on conversion of 408,000 shares of Series A-1 Convertible Preferred Stock.

(9) Includes 260,981 shares of common stock issuable upon exercise of warrants.

(10) Includes 30,143 shares of common stock issuable upon exercise of warrants and 333,333 shares of common stock purchasable on conversion of 600,000 shares of Series A-1 Convertible Preferred Stock.

(11) Includes 178,380 shares of common stock issuable upon exercise of warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From time to time since December 6, 1987, Thomas P. Clark, our president and a director, loaned funds to us to cover operating expenses. We have treated these funds as unsecured debt, and the promissory notes, with interest at 8.36% and 9.01% per annum issued to Mr. Clark on various dates are payable October 1, 2007. To date, Mr. Clark has loaned us $310,720, of which $43,350 has been repaid, leaving a balance of $267,370. As of February 29, 2004, accrued interest on the notes totaled $278,792. The board members, other than Mr. Clark, determined that all loans were made at market rates.

     In 1996 and 1997, we entered into loan agreements with five related party investors: Apex, EVFund, EPFund and PFund, each a 5% stockholder, and Harrison Augur, a director. The loan balances to such persons totaled $1,109,061 at February 29, 2004. The loans are unsecured and bear interest at the rate of 10.25% and prime plus 2%. The notes mature August 31, 2007. In connection with the loan agreements, we issued warrants to such persons to purchase 402,300 shares of our common stock with an exercise price of $1.80 per share. Such warrants expire August 31, 2007. These loans are being repaid with the proceeds of this offering, and the common stock underlying these warrants is being sold by selling stockholders in this offering.

     In 1995, we extended a line of credit to the District, a related party. Three of our officers and employees are directors of the District. The loan provides for borrowings of up to $250,000, is unsecured, bears interest based on the prevailing prime rate plus 2% and matures on December 31, 2004. The balance of the note receivable at February 29, 2004 was $406,782, including accrued interest.

                            DESCRIPTION OF SECURITIES

     The summary of the terms of the shares of our capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the "Certificate"), and our Bylaws, as amended (the "Bylaws"), both of which may be further amended from time to time and both of which are incorporated herein by reference. References to the "DGCL" are to the Delaware General Corporation Law, as amended.

GENERAL

     We are authorized to issue 250,000,000 shares of stock, consisting of 225,000,000 shares of common stock, $.00333 par value per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. We have designated 1,600,000 shares of our preferred stock as Series A-1 Convertible Preferred Stock and 432,513 shares of our preferred stock as Series B Preferred Stock. As of February 29, 2004, there were 8,145,087 shares of common stock issued and outstanding, 1,058,000 shares of Series A-1 Preferred Stock issued and outstanding, and 432,513 shares of Series B Preferred Stock issued and outstanding.

COMMON STOCK

     All of the outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when declared by our board of directors out of assets legally available for that purpose and subject to the dividend obligations of Pure Cycle to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Meetings of our stockholders may be called on no fewer than 10 days nor more than 50 days notice. The presence of a majority of the shares outstanding, in person or by proxy, is required to establish a quorum and conduct business at meetings of the stockholders.

     On April 12, 2004, our stockholders authorized the board of directors to implement a reverse stock split. On April 12, 2004, our board approved a 1-for-10 reverse stock split. The reverse stock split will be effective on April 26, 2004. All information in this prospectus, other than the financial statements, reflects this reverse stock split.

SERIES A-1 CONVERTIBLE PREFERRED STOCK

Liquidation Rights

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Pure Cycle, the holders of shares of Series A-1 Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any of our other equity securities, $2.00 per share less an amount equal to all dividends paid thereon. This liquidation preference shall only be paid from the Export Water or the proceeds of a disposition of such asset. Holders of Series A-1 Preferred Stock are then entitled to participate with the holders of common stock in any other distribution or payment made to the holders of common stock, whether from the Export Water or otherwise.

Dividends

     Holders of the Series A-1 Preferred Stock are entitled to receive dividends, when and as declared by the Company's board of directors, in a total amount of $2.00 per share. The Series A-1 Preferred Stock shall only earn and accrue dividends when gross proceeds, after payment of royalties, are received from the marketing, sale or other disposition of our interest in the Export Water as set forth in the Certificate. Until all accrued dividends on the Series A-1 Preferred Stock have been paid, we may not declare or pay dividends on the common stock or the Series B Preferred Stock. Upon the sale, transfer or other conveyance by us of our interest in the Export Water, the Series A-1 Preferred Stock will cease to accrue dividends.

Conversion

     At the option of the holder, each share of Series A-1 Preferred Stock is convertible into 5.5556 shares of common stock, subject to proportional adjustments in the event of combinations or consolidations of common stock, and the merger or reorganization of Pure Cycle.

     In the event that (i) the full dividends on the Series A-1 Preferred Stock have been paid, (ii) we have transferred our interest in the Export Water, or
(iii) a majority of the Board and the holders of a majority of the Series A-1 Preferred Stock determine that it is no longer economically feasible to develop the Export Water, all shares of Series A-1 Preferred Stock will automatically convert in to shares of common stock on a 1 for 5.5556 basis, subject to proportional adjustments in the event of combinations or consolidations of common stock, and the merger or reorganization of Pure Cycle.

Voting Rights

     Holders of Series A-1 Preferred Stock are entitled to vote together with holders of common stock on all matters on which holders of common stock are entitled to vote. Each holder of Series A-1 Preferred Stock shall have the number of votes equal to the number of shares of common stock that his or her shares are convertible into on the record date. Certain changes to the terms of the Series A-1 Preferred Stock that would be materially adverse to the rights of holders of the Series A-1 Preferred Stock cannot be made without the approval of the holders of a majority of the outstanding Series A-1 Preferred Stock. These consist of the following:

     - alter or change terms, preferences or privileges of Series A-1 Preferred Stock;

     - increase or decrease number of authorized shares of Series A-1 Preferred Stock;

     - authorize a new security ranking prior to or on parity with the Series A-1 Preferred Stock as to dividends from earnings from the Export Water or the distribution of the Export Water or the proceeds therefrom;

     - any transaction by us which would have the effect of decreasing the surplus, as defined in the DGCL, of Pure Cycle by more than $500,000 or which would cause its surplus to be equal to less than $1,000,000;

     - any expenditure by us in excess of $50,000 in any one month at any time that the surplus is equal to or less than $1,000,000; and

     - the merger or consolidation of Pure Cycle with or into one or more corporations or business entities where Pure Cycle is not the surviving entity.

Right of Purchase

     We have the right to purchase shares of Series A-1 Preferred Stock in the public market at such prices as may be available in the public market and the right at any time to acquire any Series A-1 Preferred Stock from holders on such terms as may be agreeable to holders.

SERIES B PREFERRED STOCK

Liquidation Rights

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Pure Cycle, the holders of shares of Series B Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any other equity securities of Pure Cycle, $1.00 per share less an amount equal to all dividends paid thereon; provided, however, that with respect to the Rangeview Water
              --------  -------
Supply, the Series B Preferred shall be subject to and junior to the rights and preferences of the holders of the Series A-1 Preferred Stock in the Rangeview Water Supply.

Dividends

     Holders of the Series B Preferred Stock are entitled to receive dividends, when and as declared by the Company's board of directors, in a total amount of $1.00 per share. The Series B Preferred Stock shall only earn and accrue dividends from the marketing, sale or other disposition of our interest in the Export Water in an amount greater than $35,000,000 as set forth in the Certificate. Until all accrued dividends on the Series B Preferred Stock have been paid, we may not declare or pay dividends on the common stock.

Redemption

     The Series B Preferred Stock is redeemable for cash at the option of the Company at a redemption price equal to $1.00 per share less an amount equal to all dividends paid thereon. The Series B Preferred Stock may not be redeemed using the Rangeview assets or any proceeds therefrom unless it would be permissible under the Certificate to use such assets to pay a dividend on the Series B Preferred Stock. Holders of Series B Preferred Stock do not have any right to require Pure Cycle to redeem any or all shares of the Series B Preferred Stock.

Voting Rights

     Holders of Series B Preferred Stock generally will have no voting rights except as required by law. Certain changes to the terms of the Series B Preferred Stock that would be materially adverse to the rights of holders of the Series B Preferred Stock cannot be made without the approval of the holders of a at least 66 2/3% of the outstanding Series B Preferred Stock voting separately as a class. These consist of the following:

     - alter or change terms, preferences or privileges of Series B Preferred Stock; and

     - authorize a new security ranking senior to the Series B Preferred Stock as to dividend or liquidation rights.

     In addition, when dividends on the Series B Preferred Stock have accrued but have not been declared by the Board, the holders of the Series B Preferred Stock shall be entitled to vote with the holders of common stock at any meeting of shareholders held during the period such dividends remain in arrears. Each share of Series B Preferred Stock shall have one vote when voting with the common stock.

WARRANTS

     At February 29, 2004, there were warrants outstanding to purchase a total of 2,440,284 shares of common stock. This includes warrants to purchase 1,970,775 shares of common stock that will be exercised by selling stockholders in connection with this offering. There is no public market for our warrants. The following table summarizes information on our outstanding warrants:

               NUMBER OF SHARES
                  UNDERLYING     EXERCISE   EXPIRATION
DATE OF GRANT      WARRANTS        PRICE       DATE
-------------  ----------------  ---------  ----------
12/11/1990               79,800  $    1.80           *
02/12/1991              550,200  $    1.80           *
09/23/1991              108,000  $    1.80           *
11/20/1991              120,000  $    1.80           *
12/10/1991            1,059,999  $    1.80           *
08/12/1992              120,000  $    1.80           *
08/30/1996              166,984  $    1.80  08/30/2007
07/18/1997              179,999  $    1.80  08/30/2007
08/08/1997               55,302  $    1.80  08/30/2007
               ----------------
                      2,440,284

________________________
* Expire six months from the earlier of (i) the date all of the Export Water is sold or otherwise disposed of, (ii) the date the Comprehensive Amendment Agreement is terminated with respect to the original holder of this Warrant, or
(iii) the date on which the Company makes the final payment pursuant to Section 2.1(r) of the Comprehensive Amendment Agreement.

REGISTRATION RIGHTS

     We are party to a Stock Purchase Agreement and Investment Agreement dated December 10, 1991, or the Stock Purchase Agreement, together with certain stockholders of the Company. The stockholders who are party to the Stock Purchase Agreement are entitled to piggyback registration rights covering the shares of common stock issued to them pursuant to the Stock Purchase Agreement and the shares of common stock issuable to them upon exercise of warrants granted to them pursuant to the Stock Purchase Agreement, subject to certain limitations. The registration rights granted under the Stock Purchase Agreement expire on December 10, 2006.

ANTI-TAKEOVER PROVISIONS

     We are subject to the provisions of Section 203 of the DGCL, which restrict certain business combinations with interested stockholders even if such a combination would be beneficial to all stockholders. In general, Section 203 would require a two-thirds vote of stockholders for any business combination (such as a merger or sale of all or substantially all of our assets) between us and an "interested stockholder" unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock. These provisions could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or may otherwise discourage a potential acquirer from attempting to obtain control of us.

TRANSFER AGENT

     Our transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262-0600.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of February 29, 2004 regarding the Selling Stockholders in this offering.

                                  NUMBER OF                          NUMBER OF
                                    SHARES                             SHARES
                                 BENEFICIALLY                       BENEFICIALLY
                                OWNED PRIOR TO   SHARES OFFERED     OWNED AFTER      PERCENT OF
NAME                            THIS OFFERING   IN THIS OFFERING  THIS OFFERING(1)  OUTSTANDING
------------------------------  --------------  ----------------  ----------------  ------------
Inco Securities Corporation            470,000           470,000               -0-            *

Landmark Water Partners, L.P.          160,000           136,600            23,400            *

Alan C. Stormo                          36,000            18,000            18,000            *

D. W. Pettyjohn                         36,000            36,000               -0-            *

Warwick Partners L.P.                   70,000            38,500            31,500            *


                                       52

Beverly A. Beardslee, Robert            36,000            36,000               -0-            *
Douglas Beardslee
Bradley Kent Beardslee

Asra Corporation                        60,000            60,000               -0-            *

International Properties, Inc.          60,000            25,000            35,000            *

Apex Investment Fund II, L.P.        1,708,781           500,000         1,208,781         9.38%

The Environmental Venture              629,137           166,667           462,470         3.80%
Fund, L.P.

Productivity Fund II, L.P.             478,948           166,667           312,281         2.60%

Landmark Water Partners II,
L.P.                                    70,000            38,500            31,500            *

Proactive Partners, L.P.                80,125            80,125               -0-            *

The Environmental Private              712,146           166,667           545,479         4.48%
Equity Fund II, L.P.

Gregory M. Morey                        16,025            16,025               -0-            *

Don Fogel                               16,025            16,025               -0-            *

George Middlemas                       133,333           100,000            33,333            *

Margaret S. Hansson                    824,600           200,000           624,600         4.89%

Susan Byrom Evans                      233,333            26,667           206,666         1.85%

Thomas P. Clark                      2,546,485           100,000         2,446,485        17.32%

Mark W. Harding                      1,021,000            21,000         1,000,000         7.89%
                                                ----------------
                                                       2,418,443

_______________________
* Less than 1%.

(1) For purposes of calculating shares beneficially owned after this offering, it is assumed that shares being registered for the benefit of the selling stockholders have been sold pursuant to this offering. The selling stockholders may have sold, transferred or otherwise disposed of their offered shares since the date on which they provided information in transactions exempt from the registration requirements of the Securities Act.

     Except as described below, none of the Selling Stockholders has, or has had within the last three years, any position, office, or other material relationship with the issuer.

     Margaret S. Hansson, Thomas P. Clark, George Middlemas and Mark Harding are directors of Pure Cycle. Mr. Clark also serves as the chief executive officer and Mr. Harding serves as president and chief financial officer.

     Susan Byrom Evans is the daughter of Fletcher Byrom, who served as a director of Pure Cycle from 1988 until his retirement on February 13, 2004.

     Apex Investment Fund II, L.P. ("Apex") is controlled by several general partners including George Middlemas, a director.

     The EP Fund is a party to a Voting Agreement, as amended and restated August 12, 1992. Pursuant to the voting agreement, Margaret Hansson and Thomas Clark (current directors) and Fletcher Byrom (retired director) have agreed to vote all of their shares of common stock in favor of a director candidate designated by EP Fund. The current EP Fund director candidate is George Middlemas.

     Each of the Selling Stockholders (other than Don Fogel, Susan Byrom and Mark Harding) have at various dates prior to 1996 made an investment in Pure Cycle which resulted in the Selling Stockholder being entitled to a contingent return on such Selling Stockholder's investment from the proceeds of the sale of Export Water pursuant to the Commercialization Agreement.

     Apex, EV Fund, EP Fund and Productivity Fund hold promissory notes payable by us with aggregate principal and interest outstanding as of February 29, 2004 in the amount of $512,439. The notes are due in August 2007.

     Apex, EV Fund, EP Fund, Productivity Fund, Gregory M. Morey and Proactive Partners, L.P. hold promissory notes payable by us with aggregate principal and interest outstanding as of February 29, 2004 in the amount of $596,622. The notes are due in August 2007.

                              PLAN OF DISTRIBUTION

     Flagstone Securities is acting as representative of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.

          UNDERWRITERS                             NUMBER OF
                                                    SHARES

          Flagstone Securities




          Total

     The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to pay the representative an expense allowance of $30,000 on a non-accountable basis. We have also agreed to pay all expenses in connection with qualifying our securities offered hereby for sale under the laws of such states as the underwriters may designate and the filing fees incurred in registering the offering with the National Association of Securities Dealers, Inc., or NASD.

     We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The representative has advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at
that price less a concession not in excess of $             per share. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
$              per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

     The table below shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by us and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                          PER SHARE   WITHOUT OPTION   WITH OPTION

Public offering price                     $           $                $
Underwriting discount                     $           $                $
Proceeds, before expenses, to Pure Cycle  $           $                $

     The table below shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by the selling stockholders and proceeds before expenses to the selling stockholders.

                                                        PER SHARE

Public offering price                                   $
Underwriting discount                                   $
Proceeds, before expenses, to the selling stockholders  $

OPTION  TO  PURCHASE  ADDITIONAL  SHARES

     We have granted an option to the underwriters to purchase up to an additional _______ shares if the underwriters sell more shares in this offering than the total number set forth in the table above. The underwriters may exercise that option for 45 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

NO  SALES  OF  SIMILAR  SECURITIES

     We, our executive officers, directors and each of our existing stockholders who holds at least ____ shares (which includes each of the selling stockholders participating in this offering) will agree with the underwriters not to, directly or indirectly, offer, sell, transfer or otherwise dispose of any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative on behalf of the underwriters.

NASDAQ  LISTING

     We have applied to have our common stock approved for listing on the Nasdaq SmallCap under the symbol "____."

PRICE  STABILIZATION  AND  SHORT  POSITIONS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq SmallCap, in the over-the-counter market or otherwise.

     Certain persons participating in this offering may also engage in passive market making transactions in the common stock on the Nasdaq SmallCap. Passive market making consists of displaying bids on the Nasdaq SmallCap limited by the prices of independent market makers and affecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M under the Securities Exchange Act of 1934 limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.



                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado. Certain matters in connection with this offering will be passed upon for the underwriters by Davis & Gilbert LLP.

                                     EXPERTS

     The audited financial statements for Pure Cycle as of August 31, 2003 and 2002 and for the two years in the period ended August 31, 2003 included in this prospectus have been audited by KPMG, LLP, independent certified public accountants, for the periods set forth in their report with respect thereto, and are included, in reliance on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     Pure Cycle files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.
------------------

     You may receive a copy of any of these filings, at no cost, by writing or calling Pure Cycle Corporation, 8451 Delaware St., Thornton, Colorado 80260, telephone (303) 292-3456, and directed to the attention of Mark Harding, President.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                       PAGE
Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Balance Sheets as of August 31, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . F-3

Statements of Operations for each of the years ended December 31, 2003 and 2002 . . . . F-4

Statements of Stockholders' Equity for the years ended December 31, 2003 and 2002 . . . F-5

Statements of Cash Flows for the years ended December 31, 2003 and 2002 . . . . . . . . F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7


Balance Sheet as of February 29, 2004 and August 31, 2003. . . . . . . . . . . . . . . F-16

Statements of Operations for the six-month periods ended February 29, 2004 and
February 28, 2003. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-17

Statements of Cash Flows for the six-month periods ended February 29, 2004 and
February 28, 2003. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-18

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-19

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Pure Cycle Corporation:

We have audited the accompanying balance sheets of Pure Cycle Corporation ("the Company") as of August 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pure Cycle Corporation as of August 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                                    /s/  KPMG  LLP

Denver, Colorado
October 10, 2003

                                       PURE CYCLE CORPORATION
                                           BALANCE SHEETS
                                                                                 August 31,
                                                                       -----------------------------
              ASSETS                                                        2003           2002
              ------                                                   --------------  -------------
Current assets:
  Cash and cash equivalents                                            $     525,780   $    287,720
  Trade accounts receivable                                                   67,687         50,919
                                                                       --------------  -------------
      Total current assets                                                   593,467        338,639

Investment in water and systems:
  Rangeview water supply (Note 3)                                         13,710,773     13,566,777
  Paradise water supply                                                    5,494,323      5,491,423
  Rangeview water system (Note 3)                                            148,441        148,441
                                                                       --------------  -------------
      Investment in water and systems                                     19,353,537     19,206,641
  Accumulated depreciation & depletion                                       (10,543)        (4,958)
                                                                       --------------  -------------
      Total water and water systems                                       19,342,994     19,201,683

Note receivable - related party, including accrued interest (Note 4)         399,902        385,716
Other assets                                                                  77,041        102,241
                                                                       --------------  -------------
                                                                       $  20,413,404   $ 20,028,279
                                                                       ==============  =============
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------

Current liabilities:
  Accounts payable                                                     $       8,244   $      2,384
  Accrued liabilities (Note 5 )                                               43,528         19,495
                                                                       --------------  -------------
      Total current liabilities                                               51,772         21,879

Long-term debt - related parties, including accrued interest (Note 6)      4,889,545      4,713,270

Participating interests in Rangeview water supply (Note 3)                11,090,630     11,090,630

Stockholders' equity (Notes 7):
  Preferred stock, par value $.001 per
     share; authorized - 25,000,000 shares:
        Series A1 -  1,600,000 shares issued  and outstanding                  1,600          1,600
        Series B -    432,513 shares issued and outstanding                      433            433
        Series D -    6,455,000 shares issued and outstanding                  6,455          6,455
        Series D1-  2,000,000 shares issued and outstanding in 2003            2,000             --

  Common stock, par value 1/3 of $.01 per
        share; 135,000,000 shares authorized;
        78,439,763 shares issued and outstanding                             261,584        261,584
  Additional paid-in capital                                              25,276,989     24,778,989
  Accumulated deficit                                                   ( 21,167,604)   (20,846,561)
                                                                       --------------  -------------

  Total stockholders' equity                                               4,381,457      4,202,500
                                                                       --------------  -------------
                                                                       $  20,413,404   $ 20,028,279
                                                                       ==============  =============


                 See Accompanying Notes to Financial Statements

                             PURE CYCLE CORPORATION
                            STATEMENTS OF OPERATIONS


                                           Years ended August 31,
                                         --------------------------
                                             2003          2002
                                         ------------  ------------
Water service revenues:
  Water usage revenues                       156,217       156,026
  Wastewater processing revenues              56,780        48,832
  Revenue - Other                             12,435            --
                                         ------------  ------------
                                             225,432       204,858

Water service operating expense              (20,580)      (13,896)
Wastewater service operating expense         (10,692)      (13,896)
Other expense                                 (6,224)           --
                                         ------------  ------------
Gross margin                                 187,936       177,066

General and administrative expense          (318,182)     (221,872)
Depreciation expense                          (4,948)       (4,220)
Depletion expense                              ( 637)        ( 738)
                                         ------------  ------------
Operating income (loss)                     (135,841)      (49,764)


Other income (expense):
  Interest income                             16,263        22,181
  Interest expense - related parties        (176,275)     (194,651)
  Amortization of warrants                   (25,200)      (25,200)
Other income                                      --         2,287
                                         ------------  ------------
  Total other income (expense)              (185,212)     (195,383)
                                         ------------  ------------

        Net loss                         $  (321,043)  $  (245,147)
                                         ============  ============

Basic and diluted net
  loss per common share                  $         *   $         *
                                         ============  ============


Weighted average common
  shares outstanding basic and diluted    78,439,763    78,439,763
                                         ============  ============


* Less than $.01 per share


                 See Accompanying Notes to Financial Statements

                                         PURE CYCLE CORPORATION
                                   STATEMENTS OF STOCKHOLDERS' EQUITY
                                  Years Ended August 31, 2003 and 2002


                                      PREFERRED STOCK        COMMON STOCK          TREASURY STOCK
                                    -------------------  --------------------  ------------------------
                                      SHARES    AMOUNT     SHARES     AMOUNT     SHARES       AMOUNT
                                    ----------  -------  ----------  --------  -----------  -----------
Balance at August 31, 2001           8,487,513  $ 8,488  78,439,763  $261,584           0   $        0
                                    ==========  =======  ==========  ========  ===========  ===========
Net loss                                    --       --          --        --          --           --
                                    ----------  -------  ----------  --------  -----------  -----------
Balance at August 31, 2002           8,487,513  $ 8,488  78,439,763  $261,584           0   $        0
                                    ==========  =======  ==========  ========  -----------  ===========
Preferred Stock issued in
Exchanges, net (Note 7)              2,000,000    2,000          --        --  (2,000,000)   ( 500,000)

Common Stock issued from treasury
stock (Note 7)                              --       --          --        --   2,000,000      500,000

Net loss                                    --       --          --        --          --           --
                                    ----------  -------  ----------  --------  -----------  -----------
Balance at August 31, 2003          10,487,513  $10,488  78,439,763  $261,584           -           --
                                    ==========  =======  ==========  ========  ===========  ===========


                                                   ADDITIONAL                        TOTAL
                                                     PAID-IN     ACCUMULATED     STOCKHOLDERS'
                                                     CAPITAL       DEFICIT          EQUITY
                                                   -----------  --------------  ---------------
Balance at August 31, 2001                         $24,778,989  $ (20,601,414)  $    4,447,647
                                                   ===========  ==============  ===============
Net loss                                                    --       (245,147)        (245,147)
                                                   -----------  --------------  ---------------
Balance at August 31, 2002                         $24,778,989  $ (20,846,561)  $    4,202,500
                                                   ===========  ==============  ===============
Preferred Stock issued in Exchanges, net (Note 7)      498,000             --               --

Common Stock

  Issued from treasury stock (Note 7)                       --             --          500,000

Net loss                                                    --       (321,043)        (321,043)
                                                   -----------  --------------  ---------------
Balance at August 31, 2003                         $25,276,989   ($21,167,604)  $    4,381,457
                                                   ===========  ==============  ===============


                 See Accompanying Notes to Financial Statements

                               PURE CYCLE CORPORATION
                              STATEMENTS OF CASH FLOWS


                                                             Years ended August 31,
                                                             -----------------------
                                                                2003        2002
                                                             ----------  -----------
Cash flows from operating activities:
  Net loss                                                   $(321,043)  $( 245,147)
  Adjustments to reconcile
  net loss to net cash used in operating activities:
       Depreciation expense                                      4,948        4,220
       Depletion expense                                           637          738
       Change in accrued interest                              162,089      178,741
       Changes in operating assets and liabilities:
            Trade accounts receivable                          (16,768)     (17,664)
       Other assets                                             25,200       36,459
            Accounts payable and accrued liabilities            29,893        3,885
                                                             ----------  -----------
              Net cash used in operating activities           (115,044)     (38,768)
                                                             ----------  -----------

Cash used in investing activities-
  Investments in water supply                                 (146,896)     (87,342)
  Investments in water systems                                      --      (21,830)
                                                             ----------  -----------
     Net cash provided by investing activities                (146,896)    (109,172)

Cash flows from financing activities-
  Proceeds from sale of equity instruments                     500,000           --
                                                             ----------  -----------

     Net increase (decease) in cash and cash equivalents       238,060     (147,940)
                                                             ----------  -----------
     Cash and cash equivalents beginning of year               287,720      435,660
                                                             ----------  -----------

     Cash and cash equivalents end of year                   $ 525,780   $  287,720
                                                             ==========  ===========


                 See Accompanying Notes to Financial Statements

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


NOTE 1 - ORGANIZATION AND BUSINESS

     Pure Cycle Corporation (Company) owns certain water assets and is providing water and wastewater services to customers located in the Denver metropolitan area (Service Area). The Company operates water and wastewater systems and its operating activities include designing, constructing, operating and maintaining systems serving customers in the Denver metropolitan area. The Company also owns patented water recycling technologies which are capable of processing wastewater into pure potable drinking water. The Company's focus continues to be to provide water and wastewater service to customers within its Service Area and the Company expects to expand its service to other areas throughout the Denver metropolitan area and the southwestern United States.

     Although the Company believes it will be successful in marketing the water from one or both of its water projects, there can be no assurance that sales can be made on terms acceptable to the Company. The Company's ability to ultimately realize its investment in its two primary water projects is dependent on its ability to successfully market the water, or in the event it is unsuccessful, to sell the underlying water assets.

     The Company believes that at August 31, 2003, it has sufficient working capital and financing sources to fund its operations for the next year or longer. There can be no assurances, however, that the Company will be successful in marketing the water from its two primary water projects in the near term. In the event sales are not achieved, the Company may sell additional participating interests in its water projects, incur additional short or long-term debt or seek to sell additional shares of common or preferred stock or stock purchase warrants, as deemed necessary by the Company, to generate working capital.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition
-------------------

     The Company recognizes construction project income using the percentage-of-completion method, measured by the contract costs incurred to date as a percentage of the estimated total contract costs. Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor and supplies costs. If the construction project revenue is not fixed, the Company estimates revenues that are most likely to occur. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Billings in excess of costs and estimated earnings represent payments received on construction projects under which the work has not been completed. These amounts, if any, are recognized as construction progresses in accordance with the percentage-of-completion method.

     The Company recognizes water usage revenues upon delivering water to customers. The Company recognizes wastewater processing revenues based on flat fees assessed per single family equivalent unit served. Costs of delivering water and providing wastewater service to customers are recognized as incurred. Revenues from the sale of water and wastewater taps is recognized when taps are sold.

Use  of  estimates
------------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United State of America requires management to make estimates and assumptions that affect the reported amounts of assets and

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents
----------------

     Cash and cash equivalents include all liquid debt instruments with an original maturity of three months or less.

Cash  flows
-----------

     No cash was paid for interest or taxes in 2003 or 2002. See Note 6 for discussion regarding non cash exchange of common stock for preferred stock.

Long lived assets
-----------------

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company believes there are no impairments in the carrying amounts of its investments in water and water systems at August 31, 2003.

Water and wastewater systems
----------------------------

     The Company capitalizes certain legal, engineering and permitting costs relating to the adjudication and improvement of its water assets.

Depletion and Depreciation of water assets
------------------------------------------

     The Company depletes its water assets on the basis of units produced divided by the total volume of water adjudicated in the water decrees. Water systems are depreciated on a straight line basis over their estimated useful lives of 30 years.

Stock-Based  Compensation
-------------------------

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principals Board ("APB No. 25"), Accounting for Stock Issued to Employees. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS No. 123"), "Accounting for Stock-Based Compensation" as specified in SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123". The pro forma disclosure of net loss and loss per share required by SFAS No. 123 is shown below.

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002

                                                              2003       2002
                                                            ---------  ---------
Net loss, as reported                                       (321,043)  (245,147)
Add: Stock-based employee compensation
  Expense included in reported net income                         --         --
Deduct:  Total stock-based employee compensation
  expense determined under fair value based method for all
  options and warrants                                            --         --
Pro forma net loss                                             (  --)     (  --)

Actual and pro forma earnings per share for the year ended August 31, 2003 were less than $.01 per share.

Income  taxes
-------------

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss  per  common  share
------------------------

     Loss per common share is computed by dividing net loss by the weighted average number of shares outstanding during each period. Convertible preferred
stock and common stock options and warrants aggregating   67,746,889 common
share equivalents outstanding as of August 31, 2003 have been excluded from the calculation of loss per share as their effect is anti-dilutive.

NOTE  3  -  RANGEVIEW  WATER  SUPPLY  AND  SYSTEM
-------------------------------------------------

     Beginning in 1987, the Company initiated the purchase of the Rangeview water assets. From 1987 through 2003, the Company made payments to the sellers of the Rangeview water assets and capitalized costs incurred relating to the acquisition of the water assets totaling $12,038,161, and capitalized certain direct costs relating to improvements to the asset which include legal and engineering costs totaling $1,672,612.

     In April 1996, the Company completed the purchase of the Rangeview water assets and entered into a water privatization agreement with the State of Colorado and the Rangeview Metropolitan District (the "District"), a related party, which enabled the Company to acquire ownership rights to a total gross volume of 1,165,000 acre feet of groundwater (approximately 11,650 acre feet per year), an option to substitute 1,650 acre feet of surface water in exchange for a total gross volume of 165,000 acre feet of groundwater, and the use of surface reservoir storage capacity (collectively referred to as the "Export Water Supply").

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


     In addition to the Export Water Supply, the Company entered into a water and wastewater service agreement ("The Service Agreements") with the District which grants the Company an eighty-five year exclusive right to design, construct, operate and maintain the District's water and wastewater systems. In exchange for designing, constructing, operating and maintaining the District's water and wastewater system, the Company will receive 95% of the District's water revenues remaining after payment of royalties totaling 12% of gross revenues to the State Land Board, 100% of the District's wastewater system development charges and 90% of the District's wastewater usage charges. The Company delivered approximately 47.3 and 54.5 million gallons of water to customers in the Service Area in fiscal 2003 and 2002, respectively. The Company processed approximately 6.95 and 3.7 million gallons of wastewater from customers within its Service Area during fiscal 2003 and 2002, respectively.

     The Company capitalizes certain legal, engineering and other costs relating to the acquisition of the Rangeview Water Supply due to improvements of the water assets through adjudication and engineering services.

     Participating interests in the Comprehensive Amendment Agreement (the "CAA"), in the aggregate, have the right to receive the first approximately $31,807,000 from the proceeds of a sale or other disposition of the Export Water Supply. As monies from the sale of the Export Water are received, they are required to be paid to the holders of the CAA participation interests, including holders of Series A-1 Preferred Stock, on a pari passu basis for the first $31,807,000. After payment of the $31,807,000 in participating interest pursuant to the CAA, LCH Inc., a company affiliated with the Company's CEO, has the right to receive the next $4,000,000 in proceeds in exchange for $950,000 in notes payable entered into between LCH and the Company in 1987 and 1988. The next $433,000 in proceeds are payable to the holders of the Company's Series B Preferred Stock. In 1994, the Company issued the Series B Preferred Stock in exchange for certain accounts payable totaling $433,000 to LC Holdings Inc. The total obligation of $36,240,000 is non-interest bearing, and if the Export Water is not sold, the parties to the agreement have no recourse against the Company. If the Company does not sell the Export Water, the holders of the Series A-1, and Series B Preferred Stock are not entitled to payment of any dividend and have no contractual recourse against the Company.

     The participating interests liability of $11.1 million represents the obligation recorded by the Company relating to actual cash financings received and costs incurred to acquire the Rangeview water supply. The remainder of the participating interests ($20.7 million) represent a contingent return to financing investors and certain preferred stock holders that will only be payable from the sale of Export Water and will be recognized if and when such sale occurs.

     During fiscal 2003 and 2002, the Company had revenues from two significant customers that accounted for 81% and 11%, respectively of the Company's revenues during 2003 and 76% and 14%, respectively of revenues during 2002.

NOTE  4  -  NOTE  RECEIVABLE
----------------------------

     In 1995, the Company extended a line of credit to the District, a related party. The loan provides for borrowings of up to $250,000, is unsecured, bears interest based on the prevailing prime rate plus 2% and matures on December 31, 2003. The balance of the note receivable at August 31, 2003 was $399,902, including accrued interest. The Company intends to extend the due date to December 31, 2004. Accordingly, the note has been classified as non-current.

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


NOTE  5  -  ACCRUED  LIABILITIES
--------------------------------

     During fiscal year ended August 31, 2003, the Company had accrued liabilities of $43,528, of which approximately $26,000 were for audit fees and the remainder was for operating trade accounts payables. During fiscal year ended August 31, 2002, the Company had accrued liabilities of $19,495, of which approximately 18,000 were for audit fees.

NOTE 6 - LONG-TERM DEBT
-----------------------

     Long-term debt, including accrued interest, at August 31, 2003 and 2002 is comprised of the following:

                                                                                       2003        2002
                                                                                    ----------  ----------
Notes payable, including accrued interest to six related parties, due August 2007,
  interest at prime plus 2% (6.25% at August 31, 2003), unsecured                   $  503,439  $  484,876

Notes payable, including accrued interest to five related parties, due August
  2007, interest at 10.25%, unsecured, net of unamortized discount of $0 and
  $9,000, respectively                                                                 578,685     542,809

Note payable, to CEO, due October 2007, non-interest bearing, unsecured                 26,542      26,542

Notes payable, including accrued interest, to CEO due October 2007, interest at
  8.36% to 9.01%, unsecured                                                            508,941     487,581

Notes payable, including accrued interest, to related party, due October, 2007, interest at the prime rate plus 3% (7.25% at August 31, 2003), secured by
  shares of the Company's common stock owned by the President                        2,440,014   2,371,733

Notes payable, including accrued interest, to a related party, due August 2007,
  interest ranging from 7.18% to 8.04%, unsecured                                      831,924     799,729
                                                                                    ----------  ----------

Total long-term debt                                                                $4,889,545  $4,713,270
                                                                                    ==========  ==========

Aggregate maturities of long-term debt are as follows:

     Year Ending August 31,            Amount
     ----------------------            ------
          2007                       1,914,048
          2008 and thereafter        2,975,497
                                  ------------
          Total                   $  4,889,545
                                  ============

     In 1996 and 1997, the Company entered into loan agreements with eleven related party investors. The loan balances total $1,082,124 at August 31, 2003, the loans are unsecured, and bear interest at the rate of 10.25% and prime plus 2%. In connection with the loan agreements, the Company issued warrants to purchase 2,100,000 shares of the Company's common stock at $.18 per share. A portion of the proceeds received under the agreement ($45,000) was attributed to the estimated fair value of the warrants issued. The resulting discount is being amortized over the term of the loan. In 2001, the term of the warrants and debt was extended to 2007. The fair value of the warrants extension are being amortized over the revised term of the debt. See further discussion of the warrant in Note 7.

     As of August 31, 2003, the CEO of the Company has pledged a total of 20,000,000 shares of the Company's common stock from his personal holdings as collateral on certain of the above notes payable.

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


NOTE  7  -  STOCKHOLDERS'  EQUITY
---------------------------------

     Preferred and Common Stock
     --------------------------

     In August 2003, the Company entered into a Plan of Recapitalization and a Stock Purchase Agreement whereby the Company issued 2,000,000 shares of Series D-1 Preferred Stock to the Company's CEO, Mr. Thomas Clark in exchange for 2,000,000 shares of Common Stock owned by Mr. Clark. The Company sold 2,000,000 shares of the Company's Common Stock at $.25 per share to eleven accredited investors, four of whom had previously invested with the Company. Proceeds to the Company were $500,000. The Series D-1 Preferred Stock does not earn dividends and is convertible into 2,000,000 shares of common stock at such time that the Company has sufficient shares of authorized Common Stock. The shares were issued under Section 4(2) of the Securities Act of 1933.

     Stock Options
     -------------

     Pursuant to the Company's Equity Incentive Plan approved by stockholders in June of 1992, the Company granted Mr. Fletcher Byrom, Ms. Margaret Hansson, Mr. George Middlemas, and Mr. Mark Harding options to purchase 7,000,000, 8,000,000, 1,000,000, and 7,000,000 shares of common stock respectively at an exercise price of $.18 per share. In April of 2001, the Board extended the expiration date of options granted to Mr. Fletcher Byrom, Ms. Margaret Hansson, Mr. George Middlemas and Mr. Mark Harding from August 2002 to August 2007. In connection with their extension of the expiration dates and whereas the related options were fully vested in April 2001, and whereas these options were not in the money at the time of their extension, no compensation expense was recognized for the extensions. Also in April 2001, the Board granted Mr. Harding options pursuant to employment arrangements outside the Equity Incentive Plan to purchase an additional 3,000,000 shares of common stock at an exercise price of $.18 per share of which 2,250,000 vested immediately and 250,000 shares vest on each
anniversary date of the grant over the following three years.   Mr. Harding's
new options also expire in August 2007.

     No options were granted in fiscal year 2003.

     A summary of the status of the Company's Equity Incentive Plan and other compensatory options as of August 31, 2003 and 2002, and changes during the years then ended is presented below:

                                             2003                         2002
                                   ---------------------------  ---------------------------
                                                  WEIGHTED                     WEIGHTED
                                                   AVERAGE                      AVERAGE
FIXED OPTIONS                        SHARES    EXERCISE PRICE     SHARES    EXERCISE PRICE
                                   ----------  ---------------  ----------  ---------------
Outstanding at beginning of year.  26,000,000  $           .18  26,000,000  $           .18

Granted                                    --               --          --               --
                                   ----------                   ----------
Outstanding at end of year         26,000,000  $           .18  26,000,000  $           .18
                                   ==========                   ==========

Options exercisable at year end    25,750,000  $           .18  25,500,000  $           .18

Weighted average fair value of
  options granted during the year                           --                           --

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


     The weighted average remaining contractual life of the Options Outstanding and Options Exercisable as of August 31, 2003 is 4 years.

     No options were exercised during the years ended August 31, 2003 and 2002.

     Warrants
     --------

     In addition to the warrants discussed in Note 6, the Company issued warrants from 1990 through 1996 to purchase 22,303,000 shares of the Company's stock at $.18 per share in connection with the sale of profits interests in the Rangeview project, which remain outstanding as of August 31, 2003. In 1996, all interests held in the Rangeview water rights were converted into participating interests in the CAA. The warrants expire 6 months after the payment of the participating interests in the Comprehensive Amendment Agreement ("CAA").

     Certain related parties, who hold notes payable from the Company which aggregate a total of $1,082,124, as of August 31, 2003, extended the maturity date of the notes from August 2002 to August 2007. In connection with the extension of the maturity of the notes, the expiration date of the warrants was extended to August 2007. The $126,000 recorded in connection with extension of the warrants' expiration date is the fair value of the warrants as of April 9, 2001, calculated using a Black-Scholes option-pricing model with the following assumptions: no dividend yield; annualized expected volatility of 101%; and a weighted average risk-free interest rate of 4.65%. This amount is being amortized straight-line over the period August 2002 to August 2007 as the imputed consideration relating to the extension of the debt terms.

     No warrants were exercised during the years ended August 31, 2003 and 2002.

NOTE  8  -  SIGNIFICANT  CUSTOMERS
----------------------------------

     The Company had accounts receivable from two significant customers totaling approximately $56,546 and $7,187, respectively, as of August 31, 2003 and $38,700 and $12,200, respectively, as of August 31, 2002. The same customers accounted for approximately 81% and 11%, respectively of the Company's revenue during the year ended August 31, 2003 and approximately 76% and 14%, respectively of the Company's revenue during the year ended August 31, 2002.

NOTE  9  -  INCOME  TAXES
-------------------------

     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities at August 31, 2003 and 2002 are presented below.

                                           2003          2002
                                       ------------  ------------
Deferred tax assets:
    Net operating loss carry forwards  $ 2,483,000   $ 2,423,000
    Less valuation allowance            (2,483,000)   (2,423,000)
                                       ------------  ------------
    Net deferred tax asset             $        --   $        --
                                       ============  ============

          The valuation allowance for deferred tax assets as of August 31, 2003 was $2,483,000. The net change in the valuation allowance for the year ended August 31, 2003 was a net increase of $60,000, primarily attributable to the net operating loss incurred during the year, expiration of a portion of net

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


operating loss carry forwards, and difference in amortization. The deferred tax asset at August 31, 2003, for which a valuation allowance has been recorded, will be recognized, if ever, when realization is more likely than not.

     The expected statutory tax rate applied to the book loss is equal to the increase in the net operating tax loss carry forwards less the expiration of any tax loss carry forwards. At August 31, 2003, the Company has estimated net operating loss carry forwards for federal income tax purposes of approximately $6,423,000, which are available to offset future federal taxable income, if any, through fiscal 2023.

NOTE 10 - INFORMATION CONCERNING BUSINESS SEGMENTS
--------------------------------------------------

     The Company has two lines of business: one is the design and construction of water and wastewater systems pursuant to the Service Agreements to provide water and wastewater service to customers within the Service Area; and the second is the operation and maintenance of the water and wastewater systems which serve customers within the Service Area. The Company did not recognize construction revenues during fiscal years 2003 or 2002.

     The accounting policies of the segments are the same as those of the Company, described in note 2. The Company evaluates the performance of its segments based on gross margins of the respective business units.

     Segment information for the years ended August 31, 2003 and 2002 is as follows:

                                2003                     2002
                      ------------------------  ------------------------
                        Service       Total       Service       Total
                      -----------  -----------  -----------  -----------
Revenues              $   225,432  $   225,432  $   204,858  $   204,858
Gross margin              187,936      187,936      177,066      177,066
Total assets           20,413,404   20,413,404   20,028,279   20,028,279
Capital expenditures      146,896      146,896      109,172      109,172

NOTE 11 - RELATED PARTY TRANSACTIONS

     During the years ended August 31, 2003 and 2002, the Company has occupied
office space from a related party at no cost to the Company.   Additionally, the
Company has certain debt instruments between related parties (see notes 3, 4 and 5).

NOTE 12 - SUBSEQUENT EVENT TRANSACTION
--------------------------------------

     Subsequent to fiscal year end August 31, 2003, subject to final governmental approvals, the Company entered into a long-term Water Service Agreement ("Agreement") whereby the Company will provide domestic water service to a new master planned community located in the Denver metropolitan area in Arapahoe County. The new community will be developed over several years and be composed of up to 4,000 single family residences. The Company will generate one-time revenues from the sale of water taps (currently $11,100 per tap) and annual revenues through the delivery of water. The agreement is expected to generate gross revenues of $44 million in tap fee revenues and approximately $2 million annually from water usage sales. The Company is responsible for developing the associated infrastructure, which is expected to commence in the

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2003 and 2002


summer of 2003 to provide water service to the development and expects the tap fee revenues will provide sufficient capital to the Company to construct facilities necessary to deliver water to the development.

                             PURE CYCLE CORPORATION
                                 BALANCE SHEETS
                      February 29, 2004 and August 31, 2003


                                                                   February 29,    August 31,
          ASSETS                                                       2004           2003
          ------                                                  --------------  -------------
                                                                    (unaudited)
Current assets:
  Cash and cash equivalents                                       $     338,599   $    525,780
  Trade accounts receivable                                              33,841         67,687
                                                                  --------------  -------------
     Total current assets                                               372,440        593,467

Investment in water and systems:
  Rangeview water supply                                             13,777,395     13,710,773
  Paradise water supply                                               5,498,124      5,494,323
  Rangeview water system                                                148,441        148,441
  Accumulated depreciation & depletion                                  (13,325)       (10,543)
                                                                  --------------  -------------
     Total investment in water and systems                           19,410,635     19,342,994

Note receivable, including accrued interest                             406,782        399,902

Other assets                                                             64,441         77,041
                                                                  --------------  -------------
                                                                  $  20,254,298   $ 20,413,404
                                                                  ==============  =============

             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------

Current liabilities:
  Accounts payable                                                $      23,550          8,244
  Accrued liabilities                                                    21,100         43,528
                                                                  --------------  -------------
     Total current liabilities                                           44,650         51,772

Long-term debt - related parties, including accrued interest          4,976,511      4,889,545

Participating interests in Rangeview
  water rights                                                       11,090,630     11,090,630

Stockholders' equity:
  Preferred stock, par value $.001 per
    share; authorized - 25,000,000 shares:
      Series A1 - 1,058,000 and 1,600,000 shares issued and
      outstanding, respectively                                           1,058          1,600
      Series B - 432,513 shares issued and outstanding                      433            433
      Series D - 6,455,000 shares issued and outstanding                  6,455          6,455
      Series D1- 2,000,000 shares issued and outstanding                  2,000          2,000
  Common stock, par value 1/3 of $.01 per
      share; authorized - 135,000,000 shares;
      81,450,875 and 78,439,763 shares issued and
      outstanding, respectively                                         271,621        261,584
  Additional paid-in capital                                         25,267,494     25,276,989
  Accumulated deficit                                               (21,406,554)   (21,167,604)
                                                                  --------------  -------------
      Total stockholders' equity                                      4,142,507      4,381,457
                                                                  --------------  -------------
                                                                  $  20,254,298   $ 20,413,404
                                                                  ==============  =============


               See Accompanying Notes to the Financial Statements

                             PURE CYCLE CORPORATION
                            STATEMENTS OF OPERATIONS
            Six Months Ended February 29, 2004 and February 28, 2003


                                                   Six months ended
                                             ------------------------------
                                              February 29,    February 28,
                                                  2004            2003
                                             --------------  --------------
Water service revenue
       Water usage revenues                  $      55,314   $      77,225
       Wastewater usage fees                        27,002          26,587
       Revenues - other                              3,415              --
                                             --------------  --------------
                                                    85,731         103,812
                                             --------------  --------------


Water service operating expense                   (  5,190)       (  5,719)
Wastewater service operating expense              (  3,819)       (  5,013)
Consulting services expense                       (  2,329)             --
                                             --------------  --------------

Gross margin                                        74,393          93,080

General and administrative expense               ( 219,302)      ( 124,556)
Depreciation expense                                (2,474)        ( 2,482)
Depletion expense                                   (  308)           (826)

Other income (expense):

    Interest income                                  8,307           8,556
    Interest expense related parties             (  86,966)       ( 88,528)
    Interest expense other                         (12,600)        (12,600)
                                             --------------
Net loss                                     $    (238,950)  $    (127,356)
                                             ==============  ==============


Basic and diluted net loss per common share  $         --*   $         --*
                                             ==============  ==============

Weighted average common shares outstanding      80,564,182      78,439,763
                                             ==============  ==============


*    less than $.01 per share


               See Accompanying Notes to the Financial Statements

                             PURE CYCLE CORPORATION
                            STATEMENTS OF CASH FLOWS
            Six Months Ended February 29, 2004 and February 28, 2003


                                                                   Six months ended
                                                            ------------------------------
                                                             February 29,    February 28,
                                                                 2004            2003
                                                            --------------  --------------
Cash flows from operating activities:
  Net loss                                                  $    (238,950)  $    (127,356)
      Adjustment to reconcile
      net loss to net cash provided by
        operating activities:
        Depreciation on water systems                               2,474           2,482
        Depletion expense                                             308             826

      Increase (decrease) in accrued interest
        on note receivable                                         (6,880)        ( 7,166)
      Increase in accrued interest on long
        term debt and other non-current
        liabilities                                                86,966          88,528
      Changes in operating assets and liabilities:
        Trade accounts receivable                                  33,846          23,284
        Other assets                                               12,600          12,600
        Accounts payable and accrued liabilities                 (  7,122)       (  2,455)
                                                            --------------
          Net cash used in
            operating activities                                 (116,758)         (9,257)
                                                            --------------  --------------

Cash flows provided by (and in) from investing activities:
  Investments in water supply                                     (70,423)        (95,716)
  Investment in Rangeview water system                                 --              --
                                                            --------------  --------------
      Net cash used in investing  activities                      (70,423)        (95,716)

Cash flows from financing activities:

      Net decrease
        in cash and cash
        equivalents                                              (187,181)       (104,973)
      Cash and cash equivalents
        beginning of period                                       525,780         287,720
                                                            --------------  --------------
      Cash and cash equivalents
        end of period                                       $     338,599   $     182,747
                                                            ==============  ==============


               See Accompanying Notes to the Financial Statements

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
            Six Months Ended February 29, 2004 and February 28, 2003


NOTE 1 - ACCOUNTING PRINCIPLES
------------------------------

     The balance sheet as of February 29, 2004 and the statements of operations and statements of cash flows for the six month periods ended February 29, 2004 and February 28, 2003 have been prepared by the Company and have not been audited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at February 29, 2004 and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's fiscal year 2003 Annual Report on Form 10-KSB. The results of operations for interim periods presented are not necessarily indicative of the operating results for the full year.

     Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE  2  -  STOCKHOLDERS'  EQUITY
---------------------------------

     In August 2003, the Company entered into a Plan of Recapitalization and a Stock Purchase Agreement whereby the Company issued 2,000,000 shares of Series D-1 Preferred Stock to the Company's CEO, Mr. Thomas Clark, in exchange for 2,000,000 shares of Common Stock owned by Mr. Clark. The Company sold 2,000,000, shares of the Company's Common Stock at $.25 per share to eleven accredited investors, four of whom had previously invested with the Company. Proceeds to the Company were $500,000. The Series D-1 Preferred Stock does not earn dividends and is convertible into 2,000,000 shares of common stock at such time that the Company has sufficient shares of authorized Common Stock. The shares were issued under Section 4(2) of the Securities Act of 1933.

     During the six months ended February 29, 2004, the Company issued 3,011,111 shares of Common Stock in exchange for 542,000 shares of Series A-1 Preferred Stock, pursuant to the certificate of designation of the Series A-1 Preferred Stock. The holders of the 542,000 shares of Series A-1 Preferred Stock surrendered the shares to the Company for retirement.

NOTE 3 - WATER CONTRACT
-----------------------

     On October 31, 2003, the Company entered into a long-term Water Service Agreement ("Agreement") whereby the Company will provide domestic water service to a new master planned community located in the Denver metropolitan area in Arapahoe County. The new community will be developed over several years and be composed of up to 4,000 single family residences. The Company will generate one-time revenues from the sale of water taps (currently $11,100 per tap) and annual revenues through the delivery of water. The agreement is expected to generate gross revenues of $44 million in tap fee revenues and approximately $2 million annually from water usage sales. The Company is responsible for developing the associated infrastructure, which is expected to commence in the summer of 2004 to provide water service to the development and expects the tap fee revenues will provide sufficient capital to the Company to construct facilities necessary to deliver water to the development.

NOTE  4  -  RECENT  ACCOUNTING  PRONOUNCEMENTS
----------------------------------------------

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN No. 46 requires an entity to consolidate a variable interest entity if it is designated

                             PURE CYCLE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
            Six Months Ended February 29, 2004 and February 28, 2003


as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of this statement apply at inception for any entity created after January 31, 2003. For small business entities, the provisions of this Interpretation must be applied at the end of the first reporting period that ends after December 15, 2004. The Company has determined it is not party to a variable interest entity.

     In June 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a nonpublic entity. The adoption of SFAS No. 150 did not have an impact on the Company's financial statements.

================================================================================



     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                             PURE CYCLE CORPORATION

                                  COMMON STOCK






                                  ____________
                                   PROSPECTUS
                                  ____________




                               ____________, 2004


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pure Cycle is incorporated in the State of Delaware. The Delaware General Corporation Law (the "DGCL") permits corporations to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     Pure Cycle's Certificate of Incorporation, as amended (the "Certificate") and Bylaws, as amended (the "Bylaws") provide that the registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the DGCL.

     The indemnification provided by the DGCL and the registrant's Certificate and Bylaws is not exclusive of any other rights to indemnification to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the number of circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

     Pure Cycle is in the process of obtaining a liability policy for its directors and officers as permitted by the DGCL which extends to, among other things, liability arising under the Securities Act of 1933, as amended.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee and the NASD filing fee.

Registration fee--Securities and Exchange Commission. . .  $4,112.08
                                                           ---------
NASD filing fee . . . . . . . . . . . . . . . . . . . . .   3,745.52
                                                           ---------
Legal Fees and Expenses . . . . . . . . . . . . . . . . .          *
                                                           ---------
Accountants Fees and Expenses . . . . . . . . . . . . . .          *
                                                           ---------
Printing Expenses . . . . . . . . . . . . . . . . . . . .          *
                                                           ---------
Blue sky filing fees and expenses . . . . . . . . . . . .
                                                           ---------
Transfer agent fees and expenses. . . . . . . . . . . . .
                                                           ---------

Total . . . . . . . . . . . . . . . . . . . . . . . . . .$         *
                                                           =========

     *Estimated.

     The selling stockholders have paid none of the expenses related to this offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES (REPORTED ON A PRE-REVERSE SPLIT BASIS)

     In August 2003, we entered into a Plan of Recapitalization and a Stock Purchase Agreement whereby we issued 2,000,000 shares of Series D-1 Convertible Preferred Stock to our CEO, Mr. Thomas Clark in exchange for 2,000,000 shares of common stock owned by Mr. Clark. We sold 2,000,000 shares of our common stock at $.25 per share to eleven accredited investors, four of whom had previously invested with us. Proceeds to us were $500,000. The Preferred Stock was issued under Section 4(2) of the Securities Act of 1933. The common stock was sold pursuant to Regulation D, Rule 506.

     In August 2001, we entered into a Plan of Recapitalization and a Stock Purchase Agreement whereby we issued 6,455,000 shares of Series D Preferred Stock to our CEO, Mr. Thomas Clark in exchange for 421,666 shares of common stock, 3,200,000 shares of Series C Preferred Stock, 500,000 shares of Series C-1 Preferred Stock, 666,667 shares of Series C-2 Preferred Stock, and 1,666,667 shares of Series C-3 Preferred Stock, all of which were owned by Mr. Clark. We retired 3,200,000 shares of Series C Preferred Stock, 500,000 shares of Series C-1 Preferred Stock, 666,667 shares of Series C-2 Preferred Stock, and 1,666,667 shares of Series C-3 Preferred Stock. We sold 625,000 shares of our common stock at $.16 per share to two accredited investors. Proceeds to us were $100,000. The shares were issued under Section 4(2) of the Securities Act of 1933.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
 No.           Description  of  Exhibit
----           ------------------------

1.1            Underwriting  Agreement.*

3.1 Certificate of Incorporation, as amended (incorporated by reference from Exhibit 4-A to Registration Statement No. 2-65226).

3.2 Certificate of Amendment to Certificate of Incorporation dated August 27, 1987 (incorporated by reference from Annual Report on Form 10-K for the fiscal year ended August 31, 1987).

3.3 Certificate of Amendment to Certificate of Incorporation dated May 27, 1988 (incorporated by reference from Proxy Statement filed with the SEC on May 28, 1988).

3.4 Certificate of Amendment to Certificate of Incorporation dated April 13, 1993 (incorporated by reference from Proxy Statement filed with the SEC on March 18, 1993).

3.5 Certificate of Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock dated May 25, 1994 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1994).

3.6 Certificate of Designations, Powers, Preferences and Rights of Series B Preferred Stock dated August 31, 1994 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1994).

3.7 Certificate of Designations, Powers, Preferences and Rights of Series A-1 Convertible Preferred Stock dated July 21, 1998 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998).

3.8 Certificate of Designations, Powers, Preferences and Rights of Series C Convertible Preferred Stock dated September 2, 1998 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998).

3.9 Certificate of Designations, Powers, Preferences and Rights of Series C-1 Convertible Preferred Stock dated November 5, 1999 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999).

3.10 Certificate of Designations, Powers, Preferences and Rights of Series C-2 Convertible Preferred Stock dated November 5, 1999 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999).

3.11 Certificate of Designations, Powers, Preferences and Rights of Series C-3 Convertible Preferred Stock dated August 31, 2000 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000).

3.12 Certificate of Designations, Powers, Preferences and Rights of Series D Convertible Preferred Stock dated October 16, 2001 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 2001).

3.13 Certificate of Designations, Powers, Preferences and Rights of Series D-1 Convertible Preferred Stock dated August 13, 2003 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 2003).

3.14 Certificate of Amendment to Certificate of Incorporation dated April 12, 2004.**

3.15 Bylaws (incorporated by reference from Exhibit 4.C to Registration Statement No. 2-62483).

3.16 Amendment to Bylaws effective April 22, 1988 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1989).

5.1            Opinion of Davis Graham & Stubbs LLP*

10.1 Letter Agreement dated August 31, 1987 between the Company and Paradise Oil, Water & Land Development, Inc. (incorporated by reference from Current Report on Form 8-K filed with the SEC on August 5, 1988).

10.2 Right of First Refusal Agreement dated August 12, 1992 between Inco Securities Corporation and Richard F. Myers, Mark W.
               Harding,  Thomas  P.  Clark,  Thomas  Lamm  and  Rowena Rogers.**

10.3 Stock Purchase Agreement and Investment Agreement dated December 10, 1991 by and among the Company and Apex Investment Fund II, L.P., the Environmental Fund II, L.P. and Productivity Fund II, L.P. (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1992).

10.4 Service Agreement dated April 11, 1996 by and between the Company and the District (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.5 Settlement Agreement and Mutual Release dated April 11, 1996 by and among the State Land Board and the District, the Company, INCO Securities Corporation, Apex Investment Fund II, L.P., Landmark Water Partners, L.P., Landmark Water Partners II, L.P., Environmental Venture Fund, L.P., Environmental Private Equity Fund II, L.P., The Productivity Fund II, L.P., Proactive Partners, L.P., Warwick Partners, L.P., Auginco, Anders C. Brag, Amy Leeds, and D.W. Pettyjohn, and OAR, Incorporated, Willard G. Owens and H.F. Riebesell, Jr. (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.6 Agreement for Sale of Export Water dated April 11, 1996 by and among the Company and the District (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.7 Comprehensive Amendment Agreement No. 1 dated April 1, 1996 by and among ISC, the Company, the Bondholders, Gregory M. Morey, Newell Augur, Jr., Bill Peterson, Stuart Sundlun, Alan C. Stormo, Beverlee A. Beardslee, Bradley Kent Beardslee, Robert Douglas Beardslee, Asra Corporation, International Properties, Inc., and the State Land Board (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.8 Wastewater Service Agreement dated January 22, 1997 by and between the Company and the District (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998).

10.9 Water Service Agreement for the Sky Ranch PUD dated October 31, 2003 by and between Airpark Metropolitan District, Icon Investors I, LLC, the Company and the District.**

10.10 1992 Equity Incentive Plan (incorporated by reference from Proxy Statement filed with the SEC on March 18, 1993).

10.11 2004 Incentive Plan (incorporated by reference from Proxy Statement filed with the SEC on March 25, 2004).

10.12 Non-Statutory Stock Option Agreement dated April 19, 2001 between the Company and Mark W. Harding.**

10.13 Amendment to Water Service Agreement for the Sky Ranch PUD dated January 6, 2004.*

10.14 Amendment to Water Service Agreement for the Sky Ranch PUD dated January 30, 2004.*

10.15 Amendment to Water Service Agreement for the Sky Ranch PUD dated January 30, 2004 pertaining to amendment of the Option Agreement for Export Water.*

10.16 Amendment to Water Service Agreement for the Sky Ranch PUD dated March 5, 2004.*

23.1           Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).

23.2           Consent of KPMG, LLP.**

_________________
* To be filed by amendment to this registration statement.

**Filed  herewith.


ITEM  28.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned small business issuer will:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective; and

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 16, 2004.

                                            PURE CYCLE CORPORATION

                                            By:  /s/  Mark W. Harding
                                               ------------------------------
                                            Name:  Mark W. Harding
                                            Title:  President

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Wanda Abel and Mark W. Harding his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments filed in accordance with Rule 462 or otherwise) to this registration statement on Form SB-2, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Title                            Date
     ---------                -----                            ----


  /s/ Thomas P. Clark         Chief Executive Officer          April 16, 2004
--------------------------    and Director (Principal
Thomas P. Clark               Executive Officer)

  /s/ Mark W. Harding         President and Director           April 16, 2004
--------------------------    (Principal Financial
Mark W. Harding               Officer and Principal
                              Accounting Officer)

  /s/ Harrison H. Augur       Chairman of the Board            April 16, 2004
--------------------------
Harrison H. Augur

  /s/ Richard L. Guido        Director                         April 16, 2004
--------------------------
Richard L. Guido

  /s/ Margaret S. Hansson     Director                         April 16, 2004
--------------------------
Margaret S. Hansson

  /s/ George M. Middlemas     Director                         April 16, 2004
--------------------------
George M. Middlemas

                                  EXHIBIT INDEX

Exhibit
 No.           Description  of  Exhibit
----           ------------------------

1.1            Underwriting  Agreement.*

3.1 Certificate of Incorporation, as amended (incorporated by reference from Exhibit 4-A to Registration Statement No. 2-65226).

3.2 Certificate of Amendment to Certificate of Incorporation dated August 27, 1987 (incorporated by reference from Annual Report on Form 10-K for the fiscal year ended August 31, 1987).

3.3 Certificate of Amendment to Certificate of Incorporation dated May 27, 1988 (incorporated by reference from Proxy Statement filed with the SEC on May 28, 1988).

3.4 Certificate of Amendment to Certificate of Incorporation dated April 13, 1993 (incorporated by reference from Proxy Statement filed with the SEC on March 18, 1993).

3.5 Certificate of Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock dated May 25, 1994 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1994).

3.6 Certificate of Designations, Powers, Preferences and Rights of Series B Preferred Stock dated August 31, 1994 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1994).

3.7 Certificate of Designations, Powers, Preferences and Rights of Series A-1 Convertible Preferred Stock dated July 21, 1998 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998).

3.8 Certificate of Designations, Powers, Preferences and Rights of Series C Convertible Preferred Stock dated September 2, 1998 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998).

3.9 Certificate of Designations, Powers, Preferences and Rights of Series C-1 Convertible Preferred Stock dated November 5, 1999 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999).

3.10 Certificate of Designations, Powers, Preferences and Rights of Series C-2 Convertible Preferred Stock dated November 5, 1999 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999).

3.11 Certificate of Designations, Powers, Preferences and Rights of Series C-3 Convertible Preferred Stock dated August 31, 2000 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000).

3.12 Certificate of Designations, Powers, Preferences and Rights of Series D Convertible Preferred Stock dated October 16, 2001 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 2001).

3.13 Certificate of Designations, Powers, Preferences and Rights of Series D-1 Convertible Preferred Stock dated August 13, 2003 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 2003).

3.14 Certificate of Amendment to Certificate of Incorporation dated April 12, 2004.**

3.15 Bylaws (incorporated by reference from Exhibit 4.C to Registration Statement No. 2-62483).

3.16 Amendment to Bylaws effective April 22, 1988 (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1989).

5.1            Opinion  of  Davis  Graham  &  Stubbs  LLP*

10.1 Letter Agreement dated August 31, 1987 between the Company and Paradise Oil, Water & Land Development, Inc. (incorporated by reference from Current Report on Form 8-K filed with the SEC on August 5, 1988).

10.2 Right of First Refusal Agreement dated August 12, 1992 between Inco Securities Corporation and Richard F. Myers, Mark W.
               Harding,  Thomas  P.  Clark,  Thomas  Lamm  and  Rowena Rogers.**

10.3 Stock Purchase Agreement and Investment Agreement dated December 10, 1991 by and among the Company and Apex Investment Fund II, L.P., the Environmental Fund II, L.P. and Productivity Fund II, L.P. (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1992).

10.4 Service Agreement dated April 11, 1996 by and between the Company and the District (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.5 Settlement Agreement and Mutual Release dated April 11, 1996 by and among the State Land Board and the District, the Company, INCO Securities Corporation, Apex Investment Fund II, L.P., Landmark Water Partners, L.P., Landmark Water Partners II, L.P., Environmental Venture Fund, L.P., Environmental Private Equity Fund II, L.P., The Productivity Fund II, L.P., Proactive Partners, L.P., Warwick Partners, L.P., Auginco, Anders C. Brag, Amy Leeds, and D.W. Pettyjohn, and OAR, Incorporated, Willard G. Owens and H.F. Riebesell, Jr. (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.6 Agreement for Sale of Export Water dated April 11, 1996 by and among the Company and the District (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.7 Comprehensive Amendment Agreement No. 1 dated April 1, 1996 by and among ISC, the Company, the Bondholders, Gregory M. Morey, Newell Augur, Jr., Bill Peterson, Stuart Sundlun, Alan C. Stormo, Beverlee A. Beardslee, Bradley Kent Beardslee, Robert Douglas Beardslee, Asra Corporation, International Properties, Inc., and the State Land Board (incorporated by reference from Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1996).

10.8 Wastewater Service Agreement dated January 22, 1997 by and between the Company and the District (incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998).

10.9 Water Service Agreement for the Sky Ranch PUD dated October 31, 2003 by and between Airpark Metropolitan District, Icon Investors I, LLC, the Company and the District.**

10.10 1992 Equity Incentive Plan (incorporated by reference from Proxy Statement filed with the SEC on March 18, 1993).

10.11 2004 Incentive Plan (incorporated by reference from Proxy Statement filed with the SEC on March 25, 2004).

10.12 Non-Statutory Stock Option Agreement dated April 19, 2001 between the Company and Mark W. Harding.**

10.13 Amendment to Water Service Agreement for the Sky Ranch PUD dated January 6, 2004.*

10.14 Amendment to Water Service Agreement for the Sky Ranch PUD dated January 30, 2004.*

10.15 Amendment to Water Service Agreement for the Sky Ranch PUD dated January 30, 2004 pertaining to amendment of the Option Agreement for Export Water.*

10.16 Amendment to Water Service Agreement for the Sky Ranch PUD dated March 5, 2004.*

23.1           Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).

23.2           Consent of KPMG, LLP.**

_________________

*To be filed by amendment to this registration statement.

**Filed  herewith.